UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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ATLAS ENERGY, L.P.

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N/A

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ATLAS ENERGY, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

NOTICE OF ANNUAL MEETING OF UNITHOLDERS

To be held on Thursday, April 26, 2012

To the Unitholders of ATLAS ENERGY, L.P.:

Notice is hereby given that the annual meeting of unitholders of ATLAS ENERGY, L.P., a Delaware limited partnership, will be held at Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, April 26, 2012, at 9:00 a.m. (the “Meeting”), for the following purposes:

1.	To elect three Class I directors of the general partner of Atlas Energy, L.P. to serve three-year terms expiring at the annual meeting of unitholders in 2015;

2.	To vote on a non-binding resolution approving the compensation of our Named Executive Officers (the “Say on Pay” vote);

3.	To select, on a non-binding advisory basis, the frequency of unitholder votes on executive compensation;

4.	To ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2012 fiscal year; and

5.	To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

Only unitholders of record on our books at the close of business on March 30, 2012, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of unitholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275. The unit transfer books will not be closed.

THE ENCLOSED ADDRESSED ENVELOPE FOR RETURNING THE ENCLOSED PROXY REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE. IF YOU PLAN TO ATTEND THE MEETING, YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR UNITS ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors of the General

Partner,

Lisa Washington, Secretary of

Atlas Energy GP, LLC, the general partner of

Atlas Energy, L.P.

April 3, 2012

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on April 26, 2012:

The proxy statement and our 2011 Annual Report are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=irol-reportsAnnual

ATLAS ENERGY, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

PROXY STATEMENT

ANNUAL MEETING OF UNITHOLDERS

GENERAL

References in this proxy statement to “the Partnership,” “we,” “our,” “us” or like terms refer to Atlas Energy, L.P. and its subsidiaries. References in this proxy statement to the “General Partner” refer to Atlas Energy GP, LLC, our general partner and our wholly owned subsidiary. References in this proxy statement to the “Board” refer to the Board of Directors of our General Partner. References in this proxy statement to the “Partnership Agreement” refer to our Second Amended and Restated Agreement of Limited Partnership dated as of February 17, 2011, as amended by Amendment No. 1 dated as of February 18, 2011 and Amendment No. 2 dated as of December 12, 2011. References in this proxy statement to “common units” refer to common units representing limited partner interests in the Partnership. References in this proxy statement to “unitholders” or “limited partners” refer to limited partners owning our common units.

Introduction

The annual meeting of unitholders of Atlas Energy, L.P. will be held on Thursday, April 26, 2012 at 9:00 a.m. (the “Meeting”) at Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, for the purposes set forth in the accompanying notice. Only unitholders of record at the close of business on March 30, 2012 will be entitled to notice of and to vote at the Meeting.

This statement is furnished in connection with the solicitation by the Board of proxies from holders of our common units to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and returned to us, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy are being sent on or about April 3, 2012, to unitholders of record as of March 30, 2012.

Changing or Revoking Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its use by giving written notice of revocation to our Secretary at our Pittsburgh address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Common Units Outstanding and Entitled to Vote at the Meeting

There were 51,299,014 common units outstanding as of the March 30, 2012 record date. Each of those common units is entitled to one vote on each matter to be voted on at the Meeting.

If you own your common units indirectly through a broker or other holder of record, those units are held in “street name.” If your common units are held in street name, you are not a holder of record of those units and cannot vote them at the Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name units at the Meeting, you should request a legal proxy from your broker or other holder of record and bring it with you to the Meeting.

Quorum

The presence in person or by proxy of holders of our outstanding common units representing not less than a majority of the outstanding common units will constitute a quorum. We will also treat as present for quorum purposes abstentions and common units held in street name that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the common units.

Vote Required; Effect of Abstentions and Broker Non-Votes

If your common units are held in street name, you may instruct your broker or other holder of record how you would like your units voted. If you wish to vote the units you own beneficially at the meeting, you must first request and obtain a legal proxy from your broker or other holder of record. If you choose not to provide instructions or a legal proxy, your units are referred to as “uninstructed units.” Whether your broker or custodian has the discretion to vote these units on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed units.

In prior years, brokers and custodians would have been allowed to vote uninstructed units in uncontested director elections. Brokers and custodians can no longer vote uninstructed units on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Units
1	Election of Directors	Plurality of units cast	Not voted	Not voted

2	Advisory vote on executive compensation (“Say on Pay”)	Majority of units represented at Meeting	Against	Not voted

3	Say on frequency of Say on Pay vote	Majority of units represented at Meeting	Against	Not voted

4	Ratification of Independent Auditor	Majority of units represented at Meeting	Against	Discretionary vote

For purposes of our plurality vote standard for uncontested director elections, the following will not be votes cast: (a) a unit whose ballot is marked as withheld, (b) a unit otherwise present at the Meeting but for which there is an abstention, and (c) a unit otherwise present at the Meeting as to which the unitholder gives no authority or direction.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Our directors, officers and employees may solicit proxies personally or by letter or telephone, but no director, officer, or employee will be specially compensated for soliciting such proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common units.

No Appraisal Rights

Unitholders who object to the proposals will not have appraisal, dissenters’ or similar rights under Delaware law. These rights would permit a unitholder to seek a judicial determination of the fair value of his or her units and to compel their purchase for cash in that amount. If the proposals described in this proxy statement are approved, that approval will be binding on all unitholders, and objecting unitholders will have no alternative other than selling their units if they dissent from them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of common units owned, as of March 30, 2012, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common units, (b) each of our present directors and nominees, (c) each of our executive officers serving during the 2011 fiscal year, and (d) all of our directors, nominees and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common units issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

	Common unit amount and nature of beneficial ownership		Percent of class
Beneficial owner
Directors (1)
Carlton M. Arrendell	3,414		*
Mark C. Biderman	17,112		*
Edward E. Cohen	1,963,222	(2)(4)	3.79%
Jonathan Z. Cohen	1,540,340	(3)(4)	2.99%
Dennis A. Holtz	5,752		*
William G. Karis	2,512		*
Harvey G. Magarick	2,813		*
Ellen F. Warren	1,313		*

Non-director principal officers(1)
Eugene N. Dubay	39,534	(4)	*
Freddie M. Kotek	16,651		*
Matthew A. Jones	132,052	(4)	*
Sean P. McGrath	25,479	(4)	*
Jeffrey M. Slotterback	300		*
Lisa Washington	13,581	(4)	*
All executive officers, directors and nominees as a group (14 persons)	2,518,133	(5)	4.83%

Other owners of more than 5% of outstanding common units
Omega Advisors, Inc./Leon G. Cooperman	3,863,517	(6)	7.53%
MSDC Management, L.P./MSD Energy Partners, L.P.	3,713,497	(7)	7.24%
Credit Suisse AG	2,722,433	(8)	5.31%

*	Less than 1%
(1)	The business address for each director, director nominee and executive officer is Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275-1011.
(2)	Includes (i) 26,251 common units held in an individual retirement account of Betsy Z. Cohen, Mr. E. Cohen’s spouse, (ii) 1,178,670 common units held by a charitable foundation of which Mr. E. Cohen, his spouse and their children serve as co-trustees; and (iii) 67,272 common units held in trust for the benefit of Mr. E. Cohen’s spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of the above referenced common units. 67,272 and 1,178,670 common units are also included in the common units referred to in footnote 3 below.
(3)

Includes (i) 67,272 common units held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary and (ii) 1,178,670 common units held by a charitable foundation of which Mr. J. Cohen, his parents and his sibling serve as co-trustees. These common units are also included in the common units referred to in footnote 2 above. Mr. J. Cohen disclaims beneficial ownership of the above referenced common units.
(4)	Includes common units issuable on exercise of options granted under our Plans in the following amounts: Mr. E. Cohen — 500,000 common units; Mr. J. Cohen — 200,000 common units; Mr. Dubay — 38,614 common units; Mr. Jones — 100,000 common units; Mr. McGrath —15,000; and Ms. Washington —10,000.
(5)	This number has been adjusted to exclude 67,272 common units and 1,178,670 common units which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.
(6)

This information is based on a Schedule 13G/A filed with the SEC on February 1, 2012. The address for Mr. Cooperman and Omega Advisors, Inc. is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, New York 10005.

(7)

This information is based on a Schedule 13G filed with the SEC on February 14, 2012. The address for MSDC Management, L.P./MSD Energy Partners, L.P. is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

(8)	This information is based on a Schedule 13G filed with the SEC on February 8, 2012. The address for Credit Suisse AG is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland.

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1 is to elect the following persons to serve as our Class I directors: Dennis A. Holtz, William G. Karis and Harvey G. Magarick. Since no other nominations were timely made, no other nominees will be considered at the Meeting. The Board is divided into three classes with directors in each class serving three-year terms. The terms of directors in Class I expire at the Meeting.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Holtz, Karis and Magarick as Class I directors to serve for three-year terms expiring at the 2015 annual meeting, or until their successors are elected or appointed. Should any nominee become unable or refuse to accept nomination or election as a Class I director, it is intended that the persons named as proxies will vote for the election of such other person as the Board may recommend. The Board knows of no reason why any nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee and each of our other directors. There are no family relationships among the nominees and directors of our company, except that Edward E. Cohen, Chief Executive Officer, President and Director, is the father of Jonathan Z. Cohen, Executive Chairman of the Board.

The Board unanimously recommends a vote “FOR” each of the nominees named in Proposal 1.

Nominees for Election for a Three-Year Term Expiring at the 2015 Annual Meeting:

Dennis A. Holtz, 71, has been a director since February 2011. Before that, he was a director of Atlas Energy, Inc. (“AEI”) from February 2004 until February 2011. Mr. Holtz maintained a corporate and real estate law practice in Philadelphia and New Jersey from 1988 until his retirement in January 2008. During that period, Mr. Holtz was counsel for or secretary of numerous private and public business entities and this extensive experience with corporate governance issues was the reason he was chosen as Chairman of the Nominating and Governance Committee. Mr. Holtz served on the AEI board for six years, since its spin-off from Resource America, Inc., and his length of service on AEI’s board provides him with extensive knowledge of our acquired business and industry. Since our company interacts in the Appalachian region with many small firms, Mr. Holtz’s experience as an operator of his own law office is believed to provide insight into interacting with smaller companies and he offers the Board valuable experience in legal matters.

William G. Karis, 63, has been a director since January 2006. Mr. Karis has been the principal of Karis and Associates, LLC (a consulting company that provides financial and consulting services to the coal industry) since 1997. Prior to that, Mr. Karis was President and CEO of CONSOL Inc. (now CONSOL Energy Company). Mr. Karis is a member of the boards of directors and is Chairman of the audit and finance committees of Blue Danube Inc. and Greenbriar Minerals, LLC. Mr. Karis has extensive experience in the energy industry, primarily relating to coal. His experience in the coal industry has helped the Board shape its thinking regarding the competition between our products in relation to other energy sources. Mr. Karis also brings valuable management insight in various areas based on his experience as a chief executive officer. These combined experiences and insight serve as the basis, among other reasons, for Mr. Karis’ appointment as a director.

Harvey G. Magarick, 72, has been a director since January 2006. Mr. Magarick has maintained his own consulting practice since June 2004. From 1997 to 2004, Mr. Magarick was a partner at BDO Seidman, an accounting firm. Mr. Magarick is a member of the board of trustees of the Hirtle Callaghan Trust (an investment fund), and has been the Chairman of its audit committee since 2004. Mr. Magarick is a Certified Public Accountant. Mr. Magarick brings a strong accounting background to the Board and, as a “financial expert”, serves as the chair of the Audit Committee. Mr. Magarick’s accounting experience is critical to an understanding of the varied issues that face us. This experience, among other reasons, serves as the basis for Mr. Magarick’s appointment as a director.

Continuing Directors to Serve until the 2013 Annual Meeting:

Carlton M. Arrendell, 50, has been a director since February 2011. Before that, he was a director of AEI from February 2004 until February 2011. Mr. Arrendell has been the Chief Investment Officer and a Vice President of Full Spectrum of NY LLC since May 2007. Prior to joining Full Spectrum, Mr. Arrendell served as a special consultant to the AFL-CIO Investment Trust Corporation following six years of service as Investment Trust Corporation’s Chief Investment Officer. He is also an attorney admitted to practice law in Maryland and the District of Columbia. Mr. Arrendell’s investment expertise is valuable to our company and its subsidiaries in evaluating acquisitions being pursued. In addition, the Board benefits from his strong background in finance.

Mark C. Biderman, 66, has been a director since February 2011. Before that, he was a director of AEI from July 2009 until February 2011. Mr. Biderman was Vice Chairman of National Financial Partners Corp. (a publicly-traded financial services company) from September 2008 to December 2008. Before that, from November 1999 to September 2008, he was National Financial’s Executive Vice President and Chief Financial Officer. From May 1987 to October 1999, he served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group (an investment banking firm) and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman serves as a director and chairman of the audit committee, and a member of the corporate governance and nominating committee of Full Circle Capital Corporation (a publicly-traded investment company) since August 2010. Mr. Biderman serves as a director and chairman of the compensation committee, and a member of the audit committee of Apollo Commercial Real Estate Finance, Inc. (a publicly-traded commercial real estate finance company) since November 2010. He also serves as a director and chairman of the audit committee and a member of the nominating and corporate governance committee of Apollo Residential Mortgage, Inc. (a publicly-traded residential real estate finance company) since July 2011. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman brings extensive financial expertise to the Board as well as to the Audit Committee.

Jonathan Z. Cohen, 41, has been the Executive Chairman of the Board since January 2012. Before that, he served as Chairman of the Board from February 2011 until January 2012 and as Vice Chairman of the Board from our General Partner’s formation in January 2006 until February 2011. Mr. Cohen has served as Chair of the Executive Committee of our General Partner since 2006. Mr. Cohen was the Vice Chairman of the board of AEI from its organization in September 2000 until the consummation of its merger with Chevron Corporation in February 2011 (the “Chevron Merger”). Mr. Cohen was the Vice Chairman of the board of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc., from their formation in June 2006 until the consummation of the Chevron Merger in February 2011. Mr. Cohen has been the Vice Chairman of the managing board of Atlas Pipeline Partners GP, LLC (“Atlas Pipeline GP”) since its formation in 1999 and Vice Chairman of the board of Atlas Resource Partners GP, LLC (“Atlas Resource GP”) since February 2012. Mr. Cohen has been a senior officer of Resource America, Inc. (a publicly-traded specialized asset management company) since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Chief Executive Officer, President and a director of Resource Capital Corp. (a publicly-traded real estate investment trust) since its formation in 2005. Mr. Cohen is a son of Edward E. Cohen. Among the reasons for his appointment as a director, Mr. Cohen’s financial, business, operational and energy experience as well the experience that he has accumulated through his activities as a financier and investor, add strategic vision to the Board to assist with our growth, operations and development.

Continuing Directors to Serve until the 2014 Annual Meeting:

Edward E. Cohen, 73, was the Chairman of the Board from our General Partner’s formation in January 2006 until February 2011, when he became our Chief Executive Officer and President. Mr. Cohen served as the Chief Executive Officer of our General Partner from its formation in January 2006 until February 2009. Mr. Cohen was the Chairman of the board and Chief Executive Officer of AEI from its organization in 2000 until the consummation of the Chevron Merger in February 2011, and also served as its President from September 2000 to October 2009. Mr. Cohen was the Chairman of the board and Chief Executive Officer of Atlas Energy Resources, LLC and Atlas Energy Management, Inc. from their formation in June 2006 until the consummation of the Chevron Merger in February 2011. Mr. Cohen has been the Chairman of the managing board of Atlas Pipeline GP since its formation in 1999. From 1999 to January 2009, Mr. Cohen was the Chief Executive Officer of Atlas Pipeline GP and Chairman of the board of Atlas Resource GP since February 2012. In addition, Mr. Cohen has been Chairman of the board of Resource America, Inc. (a publicly-traded specialized asset management company) since 1990 and was its Chief Executive Officer from 1988 until 2004, and President from 2000 until 2003; Chairman of the board of Resource Capital Corp. (a publicly-traded real estate investment trust) since its formation in September 2005 until November 2009 and currently serves on its board; and Chairman of the board of Brandywine Construction & Management, Inc. (a property management company) since 1994. Mr. Cohen is the father of Jonathan Z. Cohen. Mr. Cohen has been active in the energy business since the late 1970s. Among the reasons for his appointment as a director, Mr. Cohen brings to the board the vast experience that he has accumulated through his activities as a financier, investor and operator in various parts of the country.

Ellen F. Warren, 55, has been a director since February 2011. Before that, she was a director of AEI from September 2009 until February 2011. She is founder and President of OutSource Communications, a marketing communications firm that services corporate and nonprofit clients. Prior to founding OutSource Communications in August 2005, she was President of Levy Warren Marketing Media, a public relations and marketing firm she co-founded in March 1998. She was previously Vice President of Marketing/Communications for Jefferson Bank (a Philadelphia-based financial institution) from September 1992 to February 1998. Ms. Warren served as an independent member of the board of Atlas Energy Resources, LLC from December 2006 until September 2009. Ms. Warren is a seasoned director, having previously served on the board of Atlas Energy Resources, LLC from its formation until September 2009. Ms. Warren brings management, communication and leadership skills to the Board.

We have assembled a board of directors of our General Partner comprised of individuals who bring diverse but complementary skills and experience to oversee our business. Our directors collectively have a strong background in energy, finance, law, accounting and management. Based upon the experience and attributes of the directors discussed herein, the Board determined that each of the directors should, as of the date hereof, serve on the Board.

Jonathan Z. Cohen serves as the Executive Chairman of the Board and Edward E. Cohen serves as the Chief Executive Officer and President of our General Partner. The Board believes that the most effective leadership structure at the present time is for separation of the Executive Chairman of the Board from the Chief Executive Officer position. The Chief Executive Officer and Executive Chairman are in constant contact and serve together as the executive committee of the Partnership.

NON-DIRECTOR PRINCIPAL OFFICERS

Sean P. McGrath, 40, has been our Chief Financial Officer since February 2011. Before that he was the Chief Accounting Officer of AEI and the Chief Accounting Officer of Atlas Energy Resources, LLC from December 2008 until February 2012. Mr. McGrath has served as the Chief Financial Officer of Atlas Resource GP since February 2011, and served as the Chief Accounting Officer of our General Partner from January 2006 until November 2009 and as the Chief Accounting Officer of Atlas Pipeline GP from May 2005 until November 2009. Mr. McGrath was the Controller of Sunoco Logistics Partners L.P. (a publicly-traded partnership that transports, terminals and stores refined products and crude oil) from 2002 to 2005. Mr. McGrath is a Certified Public Accountant.

Matthew A. Jones, 50, has been Senior Vice President of our General Partner and President and Chief Operating Officer of our exploration and production division since February 2011. Before that, he was the Chief Financial Officer of AEI from March 2005 and an Executive Vice President from October 2009 until February 2011. Mr. Jones has been the President and Chief Operating Officer and a director of Atlas Resource GP since March 2012, and was the Chief Financial Officer of Atlas Energy Resources, LLC and Atlas Energy Management from their formation in June 2006 until the consummation of the Chevron Merger in February 2011. Mr. Jones served as the Chief Financial Officer of our General Partner from January 2006 until September 2009 and as a member of the Board from February 2006 until February 2011. Mr. Jones was the Chief Financial Officer of Atlas Pipeline GP from March 2005 to September 2009. From 1996 to 2005, Mr. Jones worked in the Investment Banking Group at Friedman Billings Ramsey, concluding as Managing Director. Mr. Jones worked in Friedman Billings Ramsey’s Energy Investment Banking Group from 1999 to 2005. Mr. Jones served as a director of our General Partner from February 2006 to February 2011. Mr. Jones is a Chartered Financial Analyst.

Eugene N. Dubay, 63, has been our Senior Vice President of Midstream since February 2011. Before that, he was the Chief Executive Officer and President and a director of our General Partner from February 2009 until February 2011. Mr. Dubay has been President and Chief Executive Officer of Atlas Pipeline GP since January 2009. Mr. Dubay has served as a member of the managing board of Atlas Pipeline GP since October 2008, where he served as an independent member until his appointment as President and Chief Executive Officer. Mr. Dubay has been the President of Atlas Pipeline Mid-Continent, LLC since January 2009. Mr. Dubay was the Chief Operating Officer of Continental Energy Systems LLC, the parent of SEMCO Energy, from 2002 to January 2009. Mr. Dubay has also held positions with ONEOK, Inc. and Southern Union Company and has over 20 years’ experience in midstream assets and utilities operations, strategic acquisitions, regulatory affairs and finance. Mr. Dubay is a Certified Public Accountant.

Freddie M. Kotek, 56, has been our Senior Vice President of the Investment Partnership Division of our General Partner since February 2011. Before that, he was the Executive Vice President of AEI from February 2004 until February 2011 and served as a director from September 2001 until February 2004. Mr. Kotek has been Senior Vice President of Atlas Resource GP since March 2012, and Chairman of Atlas Resources, LLC since September 2001. He has also served as Chief Executive Officer and President of Atlas Resources since January 2002. Mr. Kotek served as AEI’s Chief Financial Officer from February 2004 until March 2005. Mr. Kotek was a Senior Vice President of Resource America from 1995 until May 2004 and President of Resource Leasing, Inc. (a wholly-owned subsidiary of Resource America) from 1995 until May 2004.

Lisa Washington, 44, has been our Vice President, Chief Legal Officer and Secretary of our General Partner since February 2011. Ms. Washington has been the Chief Legal Officer and Secretary of Atlas Resource GP since February 2012. Ms. Washington served as Chief Legal Officer and Secretary of our General Partner from January 2006 to October 2009 and as a Senior Vice President of our General Partner from October 2008 to October 2009. Ms. Washington served as Chief Legal Officer and Secretary of Atlas Pipeline GP from November 2005 to October 2009, a Senior Vice President from October 2008 to October 2009, and a Vice President from November 2005 until October 2008. Ms. Washington served as Chief Legal Officer and Secretary of AEI from November 2005 until February 2011, a Senior Vice President from October 2008 until February 2011, and a Vice President from November 2005 until October 2008. Ms. Washington served as Chief Legal Officer and Secretary of Atlas Energy Resources, LLC from 2006 until February 2011, a Senior Vice President from July 2008 until February 2011 and a Vice President from 2006 until July 2008. From 1999 to 2005, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP.

Jeffrey M. Slotterback, 29, has been our Chief Accounting Officer since March 2011. Mr. Slotterback has also been the Chief Accounting Officer of Atlas Resource GP since March 2012. Mr. Slotterback served as the Manager of Financial Reporting for AEI from July 2009 until February 2011 and then served as the Manager of Financial Reporting for our General Partner from February 2011 until March 2011. Mr. Slotterback served as Manager of Financial Reporting for both our General Partner and Atlas Pipeline GP from May 2007 until July 2009. Mr. Slotterback was a Senior Auditor at Deloitte and Touche, LLP from 2004 until 2007, where he focused on energy and health care clients. Mr. Slotterback is a Certified Public Accountant.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accountants for the fiscal year ended December 31, 2011 was Grant Thornton LLP. Upon the recommendation of the Audit Committee, approved by the Board, Grant Thornton LLP served as our independent auditors during fiscal year 2011. Grant Thornton LLP has been re-appointed as our independent auditors for fiscal year 2012. Although we are not required to seek unitholder ratification of this appointment, the Audit Committee and the Board believe it to be a matter of good corporate governance to do so. We anticipate that a representative of Grant Thornton LLP will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

For the years ended December 31, 2011 and 2010, the accounting fees and services (in thousands) charged by Grant Thornton, LLP, our independent auditors, were as follows:

	Years Ended December 31,
	2011	2010
Audit fees(1)	$2,286	$1,674
Audit-related fees(2)	373	—
Tax fees(3)	156	140
All other fees	—	—

Total accounting fees and services	$2,815	$1,814

(1)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton LLP principally for the audit of our annual financial statements and the review of financial statements included in Form 10-Qs and also for services related to registration statements and Form 8-Ks. The fees are for services that are normally provided by Grant Thornton LLP in connection with statutory or regulatory filings or engagements.
(2)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton LLP substantially related to the carve out audits of the historical financial statements of our Production and Partnership Management operating units in connection with its planned spin-off.
(3)	The fees for tax services rendered related to tax compliance.

The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during 2011 and 2010.

If our unitholders do not ratify the selection of Grant Thornton LLC, the selection of independent auditors will be reconsidered by the Audit Committee.

The Board unanimously recommends a vote “FOR” the following proposal:

“RESOLVED, that action by the Audit Committee appointing Grant Thornton LLC as the Partnership’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Partnership and its subsidiaries for the fiscal year ending December 31, 2012, is hereby ratified, confirmed and approved.”

PROPOSAL 3: ADVISORY VOTE ON

EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires the Board to provide our unitholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the Say on Pay vote.

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed in the Compensation Discussion and Analysis, beginning on page 19. As discussed at length in the Compensation Discussion and Analysis, we believe that our executive compensation program is competitive and governed by pay-for-performance principles. We emphasize compensation opportunities that reward results. Our use of equity-based incentives reinforces the alignment of the interests of our General Partner’s executives with those of our long-term unitholders. In doing so, our executive compensation program supports our strategic objectives and mission.

This vote is non-binding; however, we highly value the opinions of our unitholders. Accordingly, the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For the reasons set forth above, the Board unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

PROPOSAL 4: ADVISORY VOTE ON

THE FREQUENCY OF SAY ON PAY VOTES

As discussed in Proposal 3, the Board values the input of unitholders regarding our executive compensation practices. Unitholders are also invited to express their views on how frequently advisory votes on executive compensation, such as Proposal 3, will occur. Unitholders can advise the Board on whether such votes should occur every year, every two years or every three years or may abstain from voting.

This is an advisory vote, and as such is not binding on the Board. However, the Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. A scheduling vote similar to this will occur at least once every six years.

The Board has determined that an advisory vote on executive compensation held every year would best enable unitholders to timely express their views on our executive compensation program and enable the Board and the Compensation Committee to determine current unitholder sentiment. Unitholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options.

Please mark on the Proxy Card your preference as to the frequency of holding unitholder advisory votes on executive compensation, as every year, every two years or every three years, or you may mark “abstain” on this proposal.

The Board of Directors unanimously recommends you vote for a frequency of every “1 YEAR” on Proposal 4.

GOVERNANCE MATTERS

General Background

The General Partner manages our operations and activities on our behalf. The Partnership Agreement provides that an annual meeting of the limited partners for the election of directors to the Board and other matters that the Board submits to a vote of the limited partners will be held at such date and time as may be fixed from time to time by the General Partner. At each annual meeting, the limited partners entitled to vote thereon will vote as a single class for the election of directors to the Board, and the limited partners entitled to vote thereon will elect by a plurality of the votes cast at such meeting persons to serve on the Board who are nominated in accordance with the provisions of the Partnership Agreement. The Meeting is our first annual meeting of limited partners.

The Board

The Board currently has eight members designated as follows:

•	Dennis A. Holtz – Class I;

•	William G. Karis – Class I;

•	Harvey G. Magarick – Class I ;

•	Carlton M. Arrendell – Class II;

•	Mark C. Biderman – Class II;

•	Jonathan Z. Cohen – Class II;

•	Edward E. Cohen – Class III; and

•	Ellen F. Warren – Class III

Board Leadership

Jonathan Z. Cohen serves as the Executive Chairman of the Board and Edward E. Cohen serves as the Chief Executive Officer and President of our General Partner. The Board believes that the most effective leadership structure at the present time is for separation of the Executive Chairman of the Board from the Chief Executive Officer position. The Chief Executive Officer and the Executive Chairman of the Board are in constant contact and serve together as the executive committee of the Partnership.

Director Independence

The NYSE rules do not require the boards of directors of publicly traded limited partnerships to be made up of a majority of independent directors. However, with the exception of Messrs. E. Cohen and J. Cohen, all of our directors are independent and meet the independence requirements of the NYSE. To be considered an independent director under the NYSE listing standards, the Board must affirmatively determine, after recommendation by the Nominating and Governance Committee and after due deliberation, that a director has no material relationship with us. In making this determination, the Board: (i) adheres to all of the specific tests for independence included in the NYSE listing standards, and (ii) considers all other facts and circumstances it deems necessary or advisable and any standards of independence as may be established by the Board from time to time. The Board previously determined and has affirmed that the following members of the Board are independent: Mr. Arrendell, Mr. Biderman, Mr. Holtz, Mr. Karis, Mr. Magarick and Ms. Warren.

Meetings of the Board

During the year ended December 31, 2011, the Board had 14 regularly scheduled and special meetings. There was 100% attendance at the meetings of the Board and its committees except for one Board meeting in which seven of the eight directors attended. The Board does not have a policy with respect to Board members’ attendance at annual meetings.

Unitholder Communications with the Board

Interested parties wishing to communicate directly with the non-management directors may contact the chairman of the Audit Committee, Harvey Magarick. Correspondence to Mr. Magarick should be marked “Confidential” and sent to Mr. Magarick’s attention, c/o Atlas Energy, L.P., 1845 Walnut Street, 10th Floor, Philadelphia, PA 19103.

Role in Risk Oversight

General

We administer our risk oversight function through our Audit Committee. The Audit Committee monitors material enterprise risks and, in order to assist in its oversight function, it oversaw the creation of the enterprise risk management committee consisting of senior officers from our various divisions that are responsible for day-to-day risk oversight. It meets with the members of the enterprise risk management committee as needed to discuss our risk management framework and related areas. The Audit Committee also reviews any major transactions or decisions affecting our risk profile or exposure, and reviews with counsel legal compliance and legal matters that could have a significant impact on our financial statements. The Audit Committee also oversees our internal audit function, and is responsible for monitoring the integrity and ensuring the transparency of our financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

In addition to the Audit Committee’s role in overseeing risk management, the full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed. Our General Partner’s senior executives provide the Board and its committees with regular updates about our strategies and objectives and the risks inherent within them at board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues of concern with management. The Board and committees call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, senior executives of our key divisions as well as our General Partner’s Chief Financial Officer and Chief Legal Officer report directly to the President and Chief Executive Officer as well as the Executive Chairman of the Board, providing them with visibility to our risk profile.

Compensation Programs

Our compensation policies and programs are intended to encourage our employees to remain focused on both our short-term and long-term goals. For example, our equity awards typically vest 25% on the third anniversary and 75% on the fourth anniversary of the date of grant. We believe this practice encourages our employees to focus on sustained unit price appreciation, thus limiting the potential of our executives to engage in excessive risk-taking. Annual incentives are intended to tie a significant portion of each of the named executive officer’s compensation to our annual performance and/or that of the subsidiaries or divisions for which the officer is responsible. We believe that our focus on revenue growth and distributable cash flow in making incentive bonus awards and unit price performance in granting equity awards provides a check on excessive risk taking. Our Code of Business Conduct and Ethics, which applies to all officers and directors, further seeks to mitigate the potential for inappropriate risk taking. We also prohibit hedging transactions involving our units so our officers and directors cannot insulate themselves from the effects of our unit price performance.

The Compensation Committee, together with senior management, also reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Board Committees

The Board has four standing committees:

Audit Committee. The principal functions of the Audit Committee are to assist the Board in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, is responsible for the engagement of independent accountants and reviews the adequacy of our internal controls. The Audit Committee held six meetings during fiscal 2011. All of the members of the Audit Committee are independent directors as defined by NYSE rules. The members of the Audit Committee are Mr. Karis, Mr. Biderman and Mr. Magarick, with Mr. Magarick acting as the chairman. The Board has determined that Mr. Magarick is an “audit committee financial expert,” as defined by SEC rules. Mr. Biderman serves on the audit committees of three other public companies, two of which are affiliates of each other. The Board has determined that Mr. Biderman’s simultaneous service on these other audit committees will not impair his ability to serve effectively on the Audit Committee. The Board previously adopted a written charter for the Audit Committee, a current copy of which is available on our web site at www.atlasenergy.com.

Compensation Committee. The principal functions of the Compensation Committee are to assist the Board in carrying out its responsibilities with respect to compensation. In particular, the Compensation Committee evaluates the compensation paid or payable to the chief executive officer and other named executive officers of our General Partner. The Compensation Committee reviews compensation paid or payable under employee qualified benefit plans, employee stock option and restricted stock option plans, under individual employment agreements, and executive compensation and bonus programs. The Compensation Committee held eight meetings during fiscal 2011. The Compensation Committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Arrendell and Holtz, with Ms. Warren acting as the chairperson. The Board previously adopted a written charter for the Compensation Committee, a current copy of which is available on our web site at www.atlasenergy.com.

Investment Committee. The principal functions of the Investment Committee are to assist the Board in reviewing management investment practices, policies, strategies, transactions and performance as well as evaluating and monitoring existing and proposed investments. The Investment Committee held five meetings during fiscal 2011. All of the members of the Investment Committee are independent directors as defined by NYSE rules. The members of the Investment Committee are Messrs. Biderman, Karis and Magarick, with Mr. Karis acting as the chairman. The Board previously adopted a written charter for the Investment Committee.

Nominating and Governance Committee. The principal functions of the Nominating and Governance Committee are to recommend persons to be selected by the Board as nominees for election as directors, recommend persons to be elected to fill any vacancies on the Board, consider and recommend to the Board qualifications for the office of director and policies concerning the term of office of directors and the composition of the Board and consider and recommend to the Board other actions relating to corporate governance. The Nominating and Governance Committee held one meeting during fiscal 2011. The Nominating and Governance Committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Arrendell and Holtz, with Mr. Holtz acting as the chairman. The Partnership is in the process of adopting a charter for the Nominating and Governance Committee.

The Nominating and Governance Committee will consider nominees recommended by unitholders for the 2013 annual meeting if submitted in writing to our Secretary in accordance with rules promulgated by the SEC and the Partnership Agreement. See “—Director Nominations” and “Unitholder Proposals and Director Nominations.”

Director Nominations

The Nominating and Governance Committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee consistent with the Nominating and Governance Committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The Nominating and Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. The Nominating and Governance Committee evaluates independent director candidates based upon a number of criteria, including:

•	commitment to promoting the long-term interests of our unitholders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the affairs of our company;

•	such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the SEC and the NYSE; and

•	board balance in light of our company’s current and anticipated needs and the attributes of the other directors and executives.

Pursuant to the Partnership Agreement, our unitholders may nominate candidates for election to the Board by providing timely prior notice to our General Partner as follows:

•

The notice must be delivered to our General Partner not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, a limited partner’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made. In no event shall an adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a limited partner’s notice as described above.

•

The notice must be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements must be delivered to our General Partner not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

•

The notice must set forth: (A) the name and address of the unitholder, as they appear on our books, of the beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (B) (I) the class or series and number of our securities which are, directly or indirectly, owned beneficially and of record by such unitholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (II) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any of our securities or with a value derived in whole or in part from the value of any of our securities, or any derivative or synthetic arrangement having the characteristics of a long position in any of our securities, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any of our securities, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any of our securities, whether or not such instrument, contract or right shall be subject to settlement in the underlying security, through the delivery of cash or other property, or otherwise, and without regard to whether the unitholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of common units or any of our securities (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such unitholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (III) any proxy, contract, arrangement, understanding, or relationship pursuant to which such unitholder has a right to vote any of our securities, (IV) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such unitholder, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any of our securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such unitholder with respect to any of our securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Partnership Security (any of the foregoing, a

“Short Interest”), (V) any rights to dividends on any of our securities owned beneficially by such unitholder that are separated or separable from the underlying security, (VI) any proportionate interest in any of our securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such unitholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (VII) any performance-related fees (other than an asset-based fee) that such unitholder is entitled to based on any increase or decrease in the value of any of our securities or Derivative Instruments, if any, including without limitation any such interests held by members of such unitholder’s immediate family sharing the same household, (VIII) any significant equity interests or any Derivative Instruments or Short Interests in any of our principal competitors held by such unitholder, and (IX) any direct or indirect interest of such unitholder in any contract with us, any of our affiliates or any of our principal competitors (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (C) any other information relating to such unitholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder.

•

If the notice relates to any business other than a nomination of a director that the unitholder proposes to bring before the meeting, the notice must, in addition to the matters set forth in paragraph above, also set forth: (A) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the unitholder and beneficial owner, if any, in such business, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a description of all agreements, arrangements and understandings between the unitholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the unitholder.

•

As to each person whom the unitholder proposes to nominate for election or reelection to the Board, the notice must also: (A) set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) set forth a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such unitholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the unitholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (C) include a completed and signed questionnaire with respect to the background and qualification of the person nominated and the background of any other person or entity on whose behalf the nomination is being made, and a completed and signed representation and agreement that the person nominated (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (ii) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director, with the person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines. In addition, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable unitholder’s understanding of the independence, or lack thereof, of such nominee.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to the principal executive officer, principal financial officer and principal accounting officer of our General Partner, as well as to persons performing services for us generally. We believe our code meets the definition of a code of ethics under the Securities Act. Our code of business conduct and ethics is posted, and any waivers we grant to the code of business conduct and ethics will be posted, on our web site at www.atlasenergy.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Ms. Warren and Messrs. Arrendell and Holtz.

None of the independent directors is an employee or former employee of our General Partner. No executive officer of our General Partner is a director or executive officer of any entity in which an independent director is a director or executive officer.

Committee Reports

Audit Committee Report

The Audit Committee has approved the following report:

In connection with its function to oversee and monitor our financial reporting process, the Audit Committee has done the following:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2011 with our management;

•

discussed with our independent auditors those matters which are required to be discussed by Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T; and

•

received the written disclosures and the letter from our independent auditors required by applicable requirements of the PCAOB regarding our independent auditors’ communications with the audit committee concerning independence and discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”).

Harvey G. Magarick, Chairman Mark C. Biderman William G. Karis

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report and the 2012 proxy statement.

This report has been provided by the Compensation Committee of the Board.

Ellen F. Warren, Chair

Carlton M. Arrendell

Dennis A. Holtz

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Before the consummation of the merger of Atlas Energy, Inc. (“AEI”) with Chevron Corporation in February 2011 (the “Chevron Merger”), we did not directly compensate our executive officers. Rather, the AEI compensation committee was responsible for compensation decisions, and allocated the compensation of our executive officers based upon an estimate of the time spent by such persons on activities for our publicly traded subsidiary, Atlas Pipeline Partners, L.P. (“APL”) and for AEI and its other affiliates. APL reimbursed AEI for the compensation allocated to it; AEI did not make a separate allocation to us.

In February 2011, the Board formed its own Compensation Committee, which is responsible for assisting the Board in carrying out its responsibilities with respect to compensation. The Compensation Committee is responsible for evaluating the compensation to be paid to our General Partner’s CEO, CFO and the three other most highly-compensated executive officers, which we refer to as our “Named Executive Officers” or “NEOs.” The Compensation Committee is also responsible for administering our employee benefit plans, including incentive plans. The Compensation Committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Arrendell and Holtz, with Ms. Warren acting as the chairperson.

Compensation Objectives

We believe that our compensation program must support our business strategy, be competitive, and provide both significant rewards for outstanding performance and clear financial consequences for underperformance. We also believe that a significant portion of the NEOs’ compensation should be “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based on individual and company accomplishment. Accounting and cost implications of compensation programs are considered in program design; however, the essential consideration is that a program is consistent with our business needs.

Compensation Methodology

The Compensation Committee was formed in February 2011 and, at its initial meeting, recommended base salaries to be paid to our NEOs for our 2011 fiscal year. Going forward, we anticipate that the Compensation Committee will make its determination on compensation amounts shortly after the close of our fiscal year. In the case of base salaries, the committee will recommend the amounts to be paid for the new fiscal year. In the case of annual bonus and long-term incentive compensation, the committee will determine the amount of awards based on the most recently concluded fiscal year. We expect to pay cash awards and issue equity awards in February of each year, although the Compensation Committee has the discretion to recommend salary adjustments and the issuance of equity awards at other times during the fiscal year. In addition, our NEOs and other employees who perform services for APL may receive stock-based awards from APL which has delegated compensation decisions to the Compensation Committee since it does not currently have its own compensation committee.

Our Chief Executive Officer (“CEO”) provides the Compensation Committee with key elements of our company’s and the NEOs’ performance during the year. Our CEO makes recommendations to the Compensation Committee regarding the salary, bonus, and incentive compensation component of each NEO’s total compensation. Our CEO, at the Compensation Committee’s request, may attend committee meetings solely to provide insight into our company’s performance, as well as the performance of other comparable companies in the same industry.

Role of Compensation Consultant

Following the closing of the Chevron Merger, the Compensation Committee engaged Mercer (US) Inc., an independent compensation consulting firm, to provide market data for equity awards to be made to our NEOs. As our company was essentially reconstituted as a result of its acquisition of certain E&P assets and AEI’s partnership management business, the Compensation Committee intended the awards to represent multi-year long-term incentive grants competitive with the 75th percentile of the market. In order to assist the committee in assessing the competitiveness of proposed awards, Mercer provided market data for long-term incentive grants to the 75th percentile from its 2010 oil and gas survey of data from 111 organizations. In addition, Mercer advised the Compensation Committee with respect to current employment agreement practices generally.

Elements of our Compensation Program

Our executive officer compensation package generally includes a combination of annual cash and long-term incentive compensation. Annual cash compensation is comprised of base salary plus cash bonus. Long-term incentives consist of a variety of equity awards. Both the annual cash incentives and long-term incentives may be performance-based.

Base Salary

Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contributed to our success as measured by the elements of corporate performance mentioned above. Base salaries are not intended to compensate individuals for their extraordinary performance or for above average company performance.

Annual Incentives

Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to our annual performance and/or that of our subsidiaries or divisions for which the officer is responsible. Generally, the higher the level of responsibility of the executive within our company, the greater is the incentive component of that executive’s target total cash compensation. The Compensation Committee may recommend awards of performance-based bonuses and discretionary bonuses.

Performance-Based Bonuses—In April 2011, the Compensation Committee adopted an Annual Incentive Plan for Senior Executives, which we refer to as the Senior Executive Plan, to award bonuses for achievement of predetermined, objective performance measures through the end of 2011. Awards under the Senior Executive Plan could be paid in cash or in a combination of cash and equity. Under the Senior Executive Plan, the maximum award payable to an individual was $15,000,000.

At the time the Compensation Committee adopted the Senior Executive Plan, it approved 2011 target bonus awards to be paid from a bonus pool. The bonus pool was equal to 18.3% of our distributable cash flow. In the event that the distributable cash flow included any capital transaction gains in excess of $50 million, then only 10% of that excess would be included in the bonus pool. If the distributable cash flow did not equal at least 80% of the 2011 budgeted distributable cash flow of $84,498,000, no bonuses would be paid. Distributable cash flow means the sum of (i) cash available for distribution by us, including our ownership interest in the distributable cash flow of any of our subsidiaries (regardless of whether such cash is actually distributed), plus (ii) to the extent not otherwise included in distributable cash flow, any realized gain on the sale of securities, including securities of a subsidiary, less (iii) to the extent not otherwise included in distributable cash flow, any loss on the sale of securities, including securities of a subsidiary. A return of our capital investment in a subsidiary was not intended to be included and, accordingly, if distributable cash flow included proceeds from the sale of all or substantially all of the assets of a subsidiary, the amount of such proceeds to be included in distributable cash flow would be reduced by our basis in the subsidiary.

The maximum award payable, expressed as a percentage of our estimated 2011 distributable cash flow, for each participant was as follows: Edward E. Cohen, 6.14%; Jonathan Z. Cohen, 4.37%; Matthew A. Jones, 3.46%; Eugene Dubay, 2.60% and Freddie Kotek, 1.73%. Sean McGrath and Eric Kalamaras did not participate in the Senior Executive Plan. Pursuant to the terms of the Senior Executive Plan, the Compensation Committee had the discretion to recommend reductions, but not increases, in awards under the Senior Executive Plan.

Discretionary Bonuses—In exceptional circumstances, discretionary bonuses may be awarded to recognize individual and group performance.

Long-Term Incentives

We believe that our long-term success depends upon aligning our executives’ and unitholders’ interests. To support this objective, we provide our executives with various means to become significant equity holders, including awards under our 2006 Long-Term Incentive Plan (the “2006 Plan”) and our 2010 Long-Term Incentive Plan (the “2010 Plan”), which we refer to as our Plans. Our NEOs are also eligible to receive awards under APL’s 2004 Long-Term Incentive Plan and its 2010 Long-Term Incentive Plan, which we refer to as the APL Plans, as well as under the 2012 Long-Term Incentive Plan adopted by Atlas Resource Partners, L.P., our newly formed subsidiary (“ARP”).

Under our Plans, the Compensation Committee may recommend grants of equity awards in the form of options and/or phantom units. Generally, the unit options and phantom units vest 25% on the third anniversary and 75% on the fourth anniversary of the date of grant.

Deferred Compensation

All of our employees may participate in our 401(k) plan, which is a qualified defined contribution plan designed to help participating employees accumulate funds for retirement. In July 2011 we established the Atlas Energy Executive Excess 401(k) Plan (the “Excess 401(k) Plan”), a non-qualified deferred compensation plan that is designed to permit individuals who exceed certain income thresholds and who may be subject to compensation and/or contribution limitations under our 401(k) plan to defer an additional portion of their compensation. The purpose of the Excess 401(k) Plan is to provide participants with an incentive for a long-term career with us by providing them with an appropriate level of replacement income upon retirement. Under the Excess 401(k) Plan, a participant may contribute to an account an amount up to 10% of annual cash compensation (which means a participant’s salary and non-performance-based bonus) and up to all performance-based bonuses. We are obligated to make matching contributions on a dollar-for-dollar basis of the amount deferred by the participant subject to a maximum matching contribution equal to 50% of the participant’s base salary for any calendar year. The investment options under the Excess 401(k) Plan are substantially the same as the investment options under our 401(k) plan; we do not pay above-market or preferential earnings on deferred compensation. Participation in the Excess 401(k) Plan is available pursuant to the terms of an individual’s employment agreement or at the designation of the Compensation Committee. Currently, Messrs. E. Cohen and J. Cohen are the only participants in the Excess 401(k) Plan. For further details, please see 2011 Non-Qualified Deferred Compensation table.

Post-Termination Compensation

Our NEOs received substantial cash payments from Chevron in connection with the Chevron Merger, both as a result of the termination payments due under their employment agreements with AEI, which are described under “—Employment Agreements and Potential Payments Upon Termination or Change of Control,” and their equity holdings in AEI. The Compensation Committee believed that the amounts thus realized left our NEOs without adequate financial incentives to continue employment with us, which the committee did not believe was in our interest as we moved forward with significant new operations. In order to motivate the NEOs to provide their maximum effort and commitment, we made certain long-term incentive grants, which are described under “—Long-Term Incentives,” and we entered into employment agreements with Messrs. E. Cohen, J. Cohen, Jones and Dubay that, among other things, provide compensation upon termination of their employment by reason of death or disability, by us without cause or by each of them for good reason. See “—Employment Agreements and Potential Payments Upon Termination or Change of Control.” “Good reason” is defined under the agreements as:

•	a material reduction in the executive’s base salary;

•	a demotion from the position held by the executive at the time the agreement was entered into;

•	a material reduction in the executive’s duties;

•	the executive is required to relocate to a location more than 35 miles from his previous location;

•	in the case of Messrs. E. and J. Cohen’s agreements, the officer ceases to be elected to the Board; and

•	any material breach of the agreement.

The Compensation Committee’s rationale behind the design of the provisions of these agreements for termination by the executive for good cause are as follows:

•

Determination of Triggering Events—The Compensation Committee elected not to include a change of control of us as a good reason triggering event and instead limited the triggering events to those (including after a change of control of us) where his position with us changes substantially and is essentially an involuntary termination.

•

Benefit Multiple—The Compensation Committee determined the benefit multiple, that is, the cash severance amount based on each executive’s salary and bonus, after consideration of comparable market practices provided to the committee by Mercer.

Perquisites

At the discretion of the Compensation Committee, we provide perquisites to our NEOs. In 2011, these benefits were limited to providing automobiles to three of our NEOs and reimbursement of relocation expenses for one NEO.

Determination of 2011 Compensation Amounts

Base Salary

In February 2011, the Compensation Committee approved the base salaries for our NEOs as follows: Mr. E. Cohen—$700,000, Mr. Dubay—$500,000, Mr. McGrath—$250,000, Mr. J. Cohen—$500,000, Mr. Jones—$280,000, and Mr. Kotek—$280,000. These amounts matched or represented a decrease from their 2010 base salaries paid by AEI.

Annual and Transaction Incentives

The Compensation Committee was attentive to our unique circumstances after the Chevron Merger, in that we had both completed a significant and transformative transaction and were re-establishing ourselves as a stand-alone entity. As part of the terms of the Chevron Merger, Chevron provided $10 million for payments to key employees, with approximately $3 million to be paid to key employees at or immediately prior to closing of the Chevron Merger and approximately $7 million (which was unallocated) to be transferred from AEI to us for allocation and payment following the Chevron Merger. Mr. McGrath was awarded a $900,000 retention bonus by the AEI compensation committee before he became our Chief Financial Officer. While our other NEOs did not receive retention bonuses from AEI, after the Chevron Merger, the Compensation Committee considered both individual and company performance of our NEOs based upon their outstanding performance and leadership until the closing of the Chevron Merger and our successful establishment as a stand-alone entity, and shortly after the closing of the Chevron Merger in February 2011 awarded cash bonuses to Messrs. E. Cohen, J. Cohen and Jones as follows: Mr. E. Cohen—$2,500,000, Mr. J. Cohen—$2,500,000, and Mr. Jones—$1,250,000.

One year later, after the end of our 2011 fiscal year, the Compensation Committee recommended incentive awards pursuant to the Senior Executive Plan based on the prior year’s performance. In determining the actual amounts to be paid to the NEOs, the Compensation Committee considered both individual and company performance. Our CEO made recommendations, other than for himself, incentive award amounts based upon our performance as well as the performance of our subsidiaries; however, the Compensation Committee had the discretion to approve, reject, or modify the recommendations. The Compensation Committee noted that our total unitholder return was 67% during 2011 and that our cash distributions increased by approximately 600% over the prior year; we were able to reestablish our partnership fund raising programs despite the abbreviated sales period; our management team worked throughout the year to prepare for the spin-off of our E&P and partnership management business to ARP, in which we retain an approximate 80% interest, and successfully rebuilt our operations team after the transfer of senior executives and technical staff to Chevron; we made fresh entries into the Marcellus Shale in areas not restricted by the non-competition agreements with Chevron, and increased our drilling in Tennessee, Colorado and Ohio; and that APL had operated its plants at full capacity, declared distributions at a sharp increase from the prior year, continued to expand capacity and distributable cash flow through organic growth and enjoyed multiple credit rating upgrades. In addition, the Compensation Committee reviewed the calculations of our distributable cash flow and determined that 2011 distributable cash flow exceeded the pre-determined minimum threshold of 80% of the budgeted distributable cash flow of $84,498,000. The Compensation Committee determined that based upon the strong performance of the NEOs as highlighted above, the bonuses for the NEOs were as follows: Mr. E. Cohen—$3,500,000, Mr. Dubay—$1,000,000, Mr. J. Cohen—$3,000,000, Mr. Jones—$1,250,000, and Mr. Kotek—$1,000,000. The bonuses awarded to the NEOs did not exceed 55% of the maximum bonus allocable to each NEO under the Senior Executive Plan formula, and were reduced in part in recognition of the cash bonus awards made in February for service until the date of such bonuses.

Mr. McGrath is not a participant in the Senior Executive Plan. The Compensation Committee awarded him a discretionary bonus of $375,000.

Long-Term Incentives

Immediately after the Chevron Merger, the Compensation Committee recognized that the leadership of our NEOs was essential to our company as we established ourselves as a stand-alone entity. It further concluded that strong incentive for our NEOs to remain with us for a significant period of time and their close alignment with our unitholders is critical in attracting and retaining additional key employees. However, the Compensation Committee further understood that our NEOs had received substantial cash amounts from Chevron in connection with the Chevron Merger, both as a result of the termination payments due under their employment agreements with AEI, which are described under “—Employment Agreements and Potential Payments Upon Termination or Change of Control,” and their equity holdings in AEI, and that could have left our NEOs without the adequate financial incentives to continue employment with us for a significant period of time, which the committee considered important. To provide motivation to the NEOs to give their maximum effort and commitment, we made certain long-term incentive grants under the 2010 Plan to our NEOs in March 2011 as follows: Mr. E. Cohen- 300,000 phantom units and 700,000 options; Mr. Dubay—80,000 phantom units and 100,000 options; Mr. McGrath—30,000 phantom units and 35,000 options; Mr. Kalamaras—50,000 phantom units and 70,000 options; Mr. J. Cohen—250,000 phantom units and 500,000 options; Mr. Jones—150,000 phantom units and 200,000 options; and Mr. Kotek—30,000 phantom units and 70,000 options. (Mr. Kotek received an additional grant of 20,000 phantom units in April 2011 which brought his grant in line with the multiples of the other NEO grants described below.) The Compensation Committee intended the awards to represent long-term incentive grants competitive with the 75th percentile of the market. For each of the NEOs, consistent with Mercer’s advice, the grants represented between 3.5 to 5.4 times the annual market long-term incentive level from Mercer’s survey. The Compensation Committee does not anticipate making awards of such size on an annual basis. The awards will vest 25% on the third anniversary of the grant and 75% on the fourth anniversary.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Unit awards ($)(2)		Option awards ($)(3)		Non-equity incentive plan compensation ($)	All other compensation ($)		Total ($)
Edward E. Cohen, Chief Executive Officer and President(4)	2011	746,154	—	6,669,000	(5)	6,951,000	(6)	3,500,000	3,066,906	(7)	20,933,060
	2010	1,000,000	—	2,500,014		3,170,200		5,000,000	3,375		11,673,589
	2009	983,846	—	—		—		2,500,000	134,600		3,618,446

Eugene N. Dubay, Senior Vice President of Midstream	2011	500,000	—	1,778,400	(5)	993,000	(6)	1,000,000	5,136,128	(8)	9,407,528
	2010	500,000	1,000,000	1,334,009		1,008,700		—	26,484		3,869,193
	2009	438,846	500,000	—		564,000		—	555,805		2,058,652

Sean P. McGrath, Chief Financial Officer(9)	2011	250,000	1,275,000	666,900	(5)	347,550	(6)	—	17,638	(10)	2,557,088

Eric Kalamaras, former Chief Financial Officer	2011	274,577	—	1,111,500	(5)	695,100	(6)	—	94,486	(11)	2,175,653
	2010	274,519	180,000	660,020	(12)	273,790		—	49,572		1,437,901
	2009	76,923	152,917	66,620		—		—	—		296,460

Jonathan Z. Cohen, Executive Chairman of the Board	2011	530,769	—	5,557,500	(5)	4,965,000	(6)	3,000,000	2,892,500	(13)	16,945,769
	2010	700,000	—	2,000,005		3,170,000		4,000,000	1,688		9,871,693
	2009	676,923	—	—		—		2,000,000	88,163		2,765,086

Matthew A. Jones, Senior Vice President and President and Chief Operating Officer of E&P Division	2011	298,024	—	3,334,500	(5)	1,986,000	(6)	1,250,000	1,344,910	(14)	8,213,434

Freddie M. Kotek, Senior Vice President of Investment Partnership Division	2011	298,462	—	1,170,900	(5)	695,100	(6)	1,000,000	37,774	(15)	3,202,236

(1)	The amounts in this column for Messrs. E. Cohen, J. Cohen, Jones and Kotek reflect amounts earned for a partial year of service with AEI and a partial year of service with us. The amount in this column for Mr. Kalamaras reflects a partial year of service.
(2)	The amounts reflect the grant date fair value of the phantom units under our Plans and the APL Plans. The grant date fair value was determined in accordance with FASB ASC Topic 718, and is based on the market value on the grant date of our units and APL’s units. See Item 8: Financial Statements and Supplementary Data—Note 16 for further discussion regarding assumptions made in fair value valuation.
(3)	The amounts in this column reflect the grant date fair value of options awarded under our Plans and the APL Plans calculated in accordance with FASB ASC Topic 718. See Item 8: Financial Statements and Supplementary Data—Note 16 for further discussion regarding assumptions made in fair value valuation.

(4)	On February 18, 2011, Mr. E. Cohen was appointed to serve in the capacity as Chief Executive Officer and President of our General Partner, a position previously held by Mr. Dubay.
(5)	In connection with our establishment as a stand-alone entity following the Chevron Merger, the Board approved awards of phantom units as follows: Mr. E. Cohen—300,000 phantom units; Mr. Dubay—80,000 phantom units; Mr. McGrath—30,000 phantom units; Mr. Kalamaras—50,000 phantom units; Mr. J. Cohen—250,000 phantom units; Mr. Jones—150,000 phantom units; and Mr. Kotek—50,000 phantom units. These grants will vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.
(6)	In connection with our establishment as a stand-alone entity following the Chevron Merger, the Board approved awards of options as follows: Mr. E. Cohen—700,000 options; Mr. Dubay—100,000 options; Mr. McGrath—35,000 options; Mr. Kalamaras—70,000 options; Mr. J. Cohen—500,000 options; Mr. Jones—200,000 options; and Mr. Kotek—70,000 options. These grants will vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.
(7)	Comprised of payments on DERs of $171,000 with respect to the phantom units awarded under our Plans, $45,906 for an automobile made available for the use of Mr. E. Cohen (based on the purchase cost of the car and the cost of tax, title and insurance premiums), $2,500,000 transaction cash payment awarded February 2011, and matching contribution of $350,000 under the Excess 401(k) Plan.
(8)	Includes payments on DERs of $45,600 with respect to the phantom units awarded under our Plans and $27,842 with respect to the phantom units awarded under the APL Plans. Also includes amounts paid by Chevron in connection with the termination of Mr. Dubay’s employment agreement as a result of the Chevron Merger as follows: $879,712 severance and $4,182,865 for the cash-out of equity awards subject to accelerated vesting, representing 15,454 stock awards reported in the Unit awards column for 2010 and 145,000 options reported in Option awards column for 2009 and 2010. See “Employment Agreements and Potential Payments Upton Termination or Change of Control—Eugene N. Dubay—2009 Employment Agreement” and 2011 Option Exercises and Stock Vested table.
(9)	On February 18, 2011, Mr. McGrath was appointed to serve in the capacity of Chief Financial Officer of our General Partner, a position previously held by Mr. Kalamaras.
(10)	Comprised of payments on DERs of $17,100 with respect to the phantom units awarded under our Plans and $538 with respect to the phantom units awarded under the APL Plans.
(11)	Includes payments on DERs of $16,500 with respect to the phantom units awarded under our Plans and $68,820 with respect to the phantom units awarded under the APL Plans.
(12)	Reflects a change from what was reported in our Form 10-K for fiscal year 2010 to now reflect the cash bonus units that had been converted to phantom units during 2010.
(13)	Includes payments on DERs of $142,500 with respect to the phantom units awarded under our Plans, transaction cash payment of $2,500,000 awarded in February 2011, and matching contribution of $250,000 under the Excess 401(k) Plan.
(14)	Includes payments on DERs of $85,500 with respect to the phantom units awarded under our Plans and a $1,250,000 transaction cash payment awarded in February 2011.
(15)	Includes payments on DERs of $28,500 with respect to the phantom units awarded under our Plans.

2011 Grants of Plan-Based Awards

Name	Estimated Possible Payments Under Non-Equity Incentive Plan Awards(1)			Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(2)		All Other Option Awards: Number of Securities Underlying Options(3)		Exercise of Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Unit and Option Awards ($)(5)
	Threshold ($)	Target ($)	Maximum ($)
Edward E. Cohen	N/A	N/A	7,673,000	3/25/11	300,000		—		22.23	6,669,000
				3/25/11	—		700,000		—	6,951,000

Eugene N. Dubay	N/A	N/A	3,249,000	3/25/11	80,000		—		22.23	1,778,400
				3/25/11	—		100,000		—	993,000

Sean P. McGrath	N/A	N/A	N/A	3/25/11	30,000		—		22.23	666,900
				3/25/11	—		35,000		—	347,550

Eric Kalamaras	N/A	N/A	N/A	3/25/11	50,000	(6)	—		22.23	1,111,500
				3/25/11	—		70,000	(6)	—	695,100

Jonathan Z. Cohen	N/A	N/A	5,461,000	3/25/11	250,000		—		22.23	5,557,500
				3/25/11	—		500,000		—	4,965,000

Matthew A. Jones	N/A	N/A	4,332,000	3/25/11	150,000		—		22.23	3,334,500
				3/25/11	—		200,000		—	1,986,000

Freddie M. Kotek	N/A	N/A	2,166,000	3/25/11	30,000		—		22.23	666,900
				3/25/11	—		70,000		—	695,100
				4/27/11	20,000		—		25.20	504,000

(1)	Represents performance-based bonuses under our Senior Executive Plan. As discussed under “Compensation Discussion and Analysis—Elements of our Compensation Program—Annual Incentives—Performance-Based Bonuses,” the Compensation Committee set performance goals based on our distributable cash flow and established maximum awards, but not minimum or target amounts, for each eligible NEO. Our Senior Executive Plan sets an individual limit of $15,000,000 per annum regardless of the maximum amounts that might otherwise be payable.
(2)	Represents phantom units granted under the 2010 Plan.
(3)	Represents options granted under the 2010 Plan.
(4)	The exercise price is equal to the closing price of our common units on the date of grant.
(5)	The grant date fair value was calculated in accordance with FASB ASC Topic 718.
(6)	Units and options were forfeited upon Kalamaras’ resignation effective October 31, 2011.

Employment Agreements and Potential Payments Upon Termination or Change of Control

Edward E. Cohen

2004 Employment Agreement

In May 2004, AEI entered into an employment agreement with Edward E. Cohen, who currently serves as our Chief Executive Officer and President. The agreement was amended as of December 31, 2008 to comply with requirements under Section 409A of the Code relating to deferred compensation. As discussed above under “Compensation Discussion and Analysis,” AEI allocated a portion of Mr. Cohen’s compensation cost to APL based on an estimate of the time spent by Mr. Cohen on our and APL’s activities. AEI added 50% to the compensation amount allocated to APL to cover the costs of health insurance and similar benefits. Mr. Cohen’s employment agreement terminated in February 2011 in connection with the Chevron Merger, and we entered into a new employment agreement with Mr. Cohen on May 13, 2011.

Mr. Cohen’s employment agreement required him to devote such time to AEI as was reasonably necessary to the fulfillment of his duties, although it permitted him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $350,000 per year, which could be increased by the AEI compensation committee based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen was eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment.

The agreement had a term of three years and, until notice to the contrary, the term was automatically extended so that on any day on which the agreement was in effect it had a then-current three-year term. Mr. Cohen’s former employment agreement was entered into in 2004, around the time that AEI was preparing to launch its initial public offering in connection with its spin-off from Resource America, Inc. At that time, it was important to establish a long-term commitment to and from Mr. Cohen as the Chief Executive Officer and then-current President of AEI. The rolling three-year term was determined to be an appropriate amount of time to reflect that commitment and was deemed a term that was commensurate with Mr. Cohen’s position. The multiples of the compensation components upon termination or a change of control, discussed below, were generally aligned with competitive market practice for similar executives at the time that the agreement was negotiated.

The agreement provided the following regarding termination and termination benefits:

•

Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) a lump sum payment in an amount equal to three times his final base salary and (b) automatic vesting of all stock and option awards.

•

AEI may terminate Mr. Cohen’s employment if he is disabled for 180 consecutive days during any 12-month period. If his employment is terminated due to disability, Mr. Cohen will receive (a) a lump sum payment in an amount equal to three times his final base salary, (b) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by AEI’s employees, during the three years following his termination, (c) a lump sum amount equal to the cost AEI would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by our employees, (d) automatic vesting of all stock and option awards and (e) any amounts payable under AEI’s long-term disability plan.

•

AEI may terminate Mr. Cohen’s employment without cause, including upon or after a change of control, upon 30 days’ prior written notice. He may terminate his employment for good reason. Good reason is defined as a reduction in his base pay, a demotion, a material reduction in his duties, relocation, his failure to be elected to AEI’s board of directors or AEI’s material breach of the agreement. Mr. Cohen must provide AEI with 30 days’ notice of a termination by him for good reason within 60 days of the event constituting good reason. AEI then would have 30 days in which to cure and, if it does not do so, Mr. Cohen’s employment will terminate 30 days after the end of the cure period. If employment is terminated by AEI without cause, by Mr. Cohen for good reason or by either party in connection with a change of control, he will be entitled to either (a) if Mr. Cohen does not sign a release, severance benefits under AEI’s then-current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three times his average compensation (defined as the average of the three highest years of total compensation), (ii) a lump sum amount equal to the COBRA premium cost for continued health coverage, less the premium charge that is paid by AEI’s employees, during the three years following his termination, (iii) a lump sum amount equal to the cost AEI would incur for life, disability and accident insurance coverage during the three-year period, less the premium charge that is paid by AEI’s employees, and (iv) automatic vesting of all stock and option awards.

•

Mr. Cohen may terminate the agreement without cause with 60 days’ notice to AEI, and if he signs a release, he will receive (a) a lump sum payment equal to one-half of one year’s base salary then in effect and (b) automatic vesting of all stock and option awards.

“Change of control” was defined as:

•

the acquisition of beneficial ownership, as defined in the Securities Exchange Act of 1933, of 25% or more of AEI’s voting securities or all or substantially all of AEI’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•

AEI consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) AEI’s directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were AEI’s directors immediately before the transaction and AEI’s chief executive officer immediately before the transaction continues as the chief executive officer of the surviving entity; or (b) AEI’s voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of AEI, the surviving entity or, in the case of a division, each entity resulting from the division;

•

during any period of 24 consecutive months, individuals who were AEI board members at the beginning of the period cease for any reason to constitute a majority of the AEI board, unless the election or nomination for election by AEI’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•

AEI’s stockholders approve a plan of complete liquidation or winding up of AEI, or agreement of sale of all or substantially all of AEI’s assets or all or substantially all of the assets of AEI’s primary subsidiaries to an unaffiliated entity.

Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. In the event that any amounts payable to Mr. Cohen upon termination become subject to any excise tax imposed under Section 4999 of the Code, AEI must pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, equals the termination amounts payable, unless Mr. Cohen’s employment terminates because of his death or disability.

When Mr. Cohen’s employment agreement terminated in February 2011, in connection with the Chevron Merger, he received the following, all of which was paid by Chevron: $60,354,580 for the cash-out of the AEI equity he held, $17,872,308 in severance, $71,842 in benefits payments, and $6,052,204 for excise tax gross-up.

2011 Employment Agreement

On May 13, 2011, we entered into a new employment agreement with Mr. Cohen to secure his service as President and Chief Executive Officer. The agreement has an effective date of May 16, 2011 and has a term of three years, which automatically renews daily, unless terminated before the expiration of the term pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $700,000, which may be increased at the discretion of the Board. Mr. Cohen is entitled to participate in any short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior level executives generally. Mr. Cohen participates in the Excess 401(k) Plan, under which he may elect to defer up to 10% of his total annual cash compensation, which we must match on a dollar-for-dollar basis up to 50% of his annual base salary. See “2011 Non-Qualified Deferred Compensation.” During the term of the agreement, we must maintain a term life insurance policy on Mr. Cohen’s life which provides a death benefit of $3 million, which can be assumed by Mr. Cohen upon a termination of employment.

The agreement provides the following benefits in the event of a termination of employment:

•

Upon termination of employment due to death, all equity awards held by Mr. Cohen accelerate and vest in full upon the later of the termination of employment or six months after the date of grant of the awards (“Acceleration of Equity Vesting”), and Mr. Cohen’s estate is entitled to receive, in addition to payment of all accrued and unpaid amounts of base salary, vacation, business expenses and other benefits (“Accrued Obligations”), a pro-rata bonus for the year of termination, based on the actual bonus that would have been earned had the termination of employment not occurred, determined and paid consistent with past practice (the “Pro-Rata Bonus”).

•

We may terminate Mr. Cohen’s employment if he has been unable to perform the material duties of his employment for 180 days in any 12-month period because of physical or mental injury or illness, but we are required to pay his base salary until we act to terminate his employment. Upon termination of employment due to disability, Mr. Cohen will receive the Accrued Obligations, all amounts payable under our long-term disability plans, three years’ continuation of group term life and health insurance benefits (or, alternatively, we may elect to pay executive cash in lieu of such coverage in an amount equal to three years’ healthcare coverage at COBRA rates and the premiums we would have paid during the three-year period for such life insurance) (such coverage, the “Continued Benefits”), Acceleration of Equity Vesting, and the Pro-Rata Bonus.

•

Upon termination of employment by us without cause or by Mr. Cohen for good reason, Mr. Cohen will be entitled to either (i) if he does not execute and not revoke a release of claims against us, payment of the Accrued Obligations, or (ii), in addition to payment of the Accrued Obligations, if he executes and does not revoke a release of claims against us, (A) a lump-sum cash payment in an amount equal to three years of his average compensation (which is generally defined as the sum of (1) his base salary in effect immediately before the termination of employment plus (2) the average of the cash bonuses earned for the three calendar years preceding the year in which the date of termination of employment occurs (or $1,000,000 if the period of employment ended before the 2011 annual bonuses had been paid), (B) Continued Benefits, (C) the Pro-Rata Bonus, and (D) Acceleration of Equity Vesting.

•	Upon a termination by us for cause or by Mr. Cohen without good reason, he is entitled to receive payment of the Accrued Obligations.

“Good reason” is defined under the agreement as:

•	a material reduction in Mr. Cohen’s base salary;

•	a demotion from his position;

•

a material reduction in Mr. Cohen’s duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and Mr. Cohen becomes the chief executive officer of the public parent immediately following the applicable transaction;

•	Mr. Cohen is required to relocate to a location more than 35 miles from his previous location;

•	Mr. Cohen ceases to be elected to the Board; or

•	any material breach of the agreement.

“Cause” is defined as:

•	Mr. Cohen is convicted of a felony, or any crime involving fraud or embezzlement;

•

Mr. Cohen intentionally and continually fails to perform his reasonably assigned duties (other than as a result of disability), which failure is materially and demonstrably detrimental to our company and has continued for 30 days after written notice signed by a majority of the independent directors of the Board; or

•	Mr. Cohen is determined, through arbitration, to have materially breached the restrictive covenants in the agreement.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Cohen will be reduced such that the total payments to the executive which are subject to Internal Revenue Code Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2011.

Reason for Termination	Lump Sum Severance Payment		Benefits(1)	Accelerated vesting of stock awards and option awards(2)
Death	$6,500,000	(3)	$—	$8,739,000
Disability	3,500,000		51,480	8,739,000
Termination by us without cause or by Mr. Cohen for good reason	5,100,000	(4)	51,480	8,739,000

(1)	Dental and medical benefits were calculated using 2011 COBRA rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2011. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2011.
(3)	Includes the $3 million death benefit from the life insurance policy and payment of the 2011 bonus.
(4)	Calculated based on Mr. Cohen’s current base salary plus the applicable bonus.

Jonathan Z. Cohen

2009 Employment Agreement

In January 2009, AEI entered into an employment agreement with Jonathan Z. Cohen, who currently serves as our Executive Chairman. As discussed above under “Compensation Discussion and Analysis,” AEI allocated a portion of Mr. Cohen’s compensation cost based on an estimate of the time spent by Mr. Cohen on our and APL’s activities. Mr. Cohen’s employment agreement terminated in February 2011 in connection with the Chevron Merger, and we entered into a new employment agreement with Mr. Cohen on May 13, 2011.

Mr. Cohen’s employment agreement required him to devote such time to AEI as was reasonably necessary to the fulfillment of his duties, although it permitted him to invest and participate in outside business endeavors. The agreement provided for initial base compensation of $600,000 per year, which could be increased by the AEI board based upon its evaluation of Mr. Cohen’s performance. Mr. Cohen was eligible to receive incentive bonuses and stock option grants and to participate in all employee benefit plans in effect during his period of employment. The agreement had a term of three years and, until notice to the contrary, the term was automatically extended so that on any day on which the agreement was in effect it had a then-current three-year term. The rolling three-year term and the multiples of the compensation components upon termination or a change of control, discussed below, were generally aligned with competitive market practice for similar executives at the time that the employment agreement was negotiated.

The agreement provided the following regarding termination and termination benefits:

•	Upon termination of employment due to death, Mr. Cohen’s estate will receive (a) accrued but unpaid bonus and vacation pay and (b) automatic vesting of all equity-based awards.

•

AEI may terminate Mr. Cohen’s employment without cause upon 90 days’ prior notice or if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and AEI’s board determines, in good faith based upon medical evidence, that he is unable to perform his duties. Upon termination by AEI other than for cause, including disability, or by Mr. Cohen for good reason (defined as any action or inaction that constitutes a material breach by AEI of the employment agreement or a change of control), Mr. Cohen will receive either (a) if Mr. Cohen does not sign a release, severance benefits under our then-current severance policy, if any, or (b) if Mr. Cohen signs a release, (i) a lump sum payment in an amount equal to three years of his average compensation (which is defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by us, (ii) monthly reimbursement of any COBRA premium paid by Mr. Cohen, less the amount Mr. Cohen would be required to contribute for health and dental coverage if he were an active employee and (iv) automatic vesting of all equity-based awards.

•

AEI may terminate Mr. Cohen’s employment for cause (defined as a felony conviction or conviction of a crime involving fraud, deceit or misrepresentation, failure by Mr. Cohen to materially perform his duties after notice other than as a result of physical or mental illness, or violation of confidentiality obligations or representations contained in the employment agreement). Upon termination by AEI for cause or by Mr. Cohen for other than good reason, Mr. Cohen’s vested equity-based awards will not be subject to forfeiture.

“Change of control” was defined as:

•

the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 25% or more of AEI’s voting securities or all or substantially all of AEI’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with Mr. Cohen or any member of his immediate family;

•

AEI consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity in which either (a) AEI’s directors immediately before the transaction constitute less than a majority of the board of the surviving entity, unless 1/2 of the surviving entity’s board were our directors immediately before the transaction and AEI’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) AEI’s voting securities immediately prior to the transaction represent less than 60% of the combined voting power immediately after the transaction of AEI, the surviving entity or, in the case of a division, each entity resulting from the division;

•

during any period of 24 consecutive months, individuals who were AEI board members at the beginning of the period cease for any reason to constitute a majority of AEI’s board, unless the election or nomination for election by AEI’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•

AEI’s stockholders approve a plan of complete liquidation or winding up, or agreement of sale of all or substantially all of AEI’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity.

Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. When Mr. Cohen’s employment agreement terminated in February 2011, in connection with the Chevron Merger, he received the following, all of which was paid by Chevron: $36,837,883 for the cash-out of the AEI equity he held and $8,600,000 in severance.

2011 Employment Agreement

On May 13, 2011, we entered into a new employment agreement with Mr. Cohen to secure his service as Chairman of the Board. The agreement has an effective date of May 16, 2011 and has a term of three years, which automatically renews daily, unless terminated before the expiration of the term pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $500,000, which may be increased at the discretion of the Board. Mr. Cohen is entitled to participate in any short-term and long-term incentive programs and health and welfare plans of the company and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior level executives generally. Mr. Cohen participates in the Excess 401(k) Plan, under which he may elect to defer up to 10% of his total annual cash compensation, which we must match on a dollar-for-dollar basis up to 50% of his annual base salary. See “2011 Non-Qualified Deferred Compensation.” During the term of the agreement, we must maintain a term life insurance policy on Mr. Cohen’s life which provides a death benefit of $2 million, which can be assumed by Mr. Cohen upon a termination of employment.

The agreement provides the following benefits in the event of a termination of employment:

•

Upon termination of employment due to death, all equity awards held by Mr. Cohen accelerate and vest in full upon the later of the termination of employment or six months after the date of grant of the awards (“Acceleration of Equity Vesting”), and Mr. Cohen’s estate is entitled to receive, in addition to payment of all accrued and unpaid amounts of base salary, vacation, business expenses and other benefits (“Accrued Obligations”), a pro-rata bonus for the year of termination, based on the actual bonus that would have been earned had the termination of employment not occurred, determined and paid consistent with past practice (the “Pro-Rata Bonus”).

•

We may terminate Mr. Cohen’s employment if he has been unable to perform the material duties of his employment for 180 days in any 12-month period because of physical or mental injury or illness, but we are required to pay his base salary until we act to terminate his employment. Upon termination of employment due to disability, Mr. Cohen will receive the Accrued Obligations, all amounts payable under our long-term disability plans, three years’ continuation of group term life and health insurance benefits (or, alternatively, we may elect to pay executive cash in lieu of such coverage in an amount equal to three years’ healthcare coverage at COBRA rates and the premiums we would have paid during the three-year period for such life insurance) (such coverage, the “Continued Benefits”), Acceleration of Equity Vesting, and the Pro-Rata Bonus.

•

Upon termination of employment by us without cause or by Mr. Cohen for good reason, Mr. Cohen will be entitled to either (i) if he does not execute and not revoke a release of claims against us, payment of the Accrued Obligations, or (ii), in addition to payment of the Accrued Obligations, if he executes and does not revoke a release of claims against us, (A) a lump-sum cash payment in an amount equal to three years of his average compensation (which is generally defined as the sum of (1) his base salary in effect immediately before the termination of employment plus (2) the average of the cash bonuses earned for the three calendar years preceding the year in which the date of termination of employment occurs (or $250,000 if the period of employment ended before the 2011 annual bonuses had been paid), (B) Continued Benefits, (C) the Pro-Rata Bonus, and (D) Acceleration of Equity Vesting.

•	Upon a termination by us for cause or by Mr. Cohen without good reason, he is entitled to receive payment of the Accrued Obligations.

“Good reason” is defined under the agreement as:

•	a material reduction in Mr. Cohen’s base salary;

•	a demotion from his position;

•

a material reduction in Mr. Cohen’s duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and Mr. Cohen becomes an executive officer of the public parent with responsibilities substantially equivalent to his previous position immediately following the applicable transaction;

•	Mr. Cohen is required to relocate to a location more than 35 miles from his previous location;

•	Mr. Cohen ceases to be elected to the Board; or

•	any material breach of the agreement.

“Cause” is defined as:

•	Mr. Cohen is convicted of a felony, or any crime involving fraud or embezzlement;

•

Mr. Cohen intentionally and continually fails to perform his reasonably assigned duties (other than as a result of disability), which failure is materially and demonstrably detrimental to our company and has continued for 30 days after written notice signed by a majority of the independent directors of the Board; or

•	Mr. Cohen is determined, through arbitration, to have materially breached the restrictive covenants in the agreement.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Cohen will be reduced such that the total payments to the executive which are subject to Internal Revenue Code Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2011.

Reason for Termination	Lump Sum Severance Payment		Benefits(1)	Accelerated vesting of stock awards and option awards(2)
Death	$5,000,000	(3)	$—	$7,110,000
Disability	3,000,000		74,210	7,110,000
Termination by us without cause or by Mr. Cohen for good reason	3,750,000	(4)	74,210	7,110,000

(1)	Dental and medical benefits were calculated using 2011 COBRA rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2011. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2011.
(3)	Includes the $2 million death benefit from the life insurance policy and payment of the 2011 bonus.
(4)	Calculated based on Mr. Cohen’s current base salary plus the applicable bonus.

Matthew Jones

2009 Employment Agreement

In July 2009, AEI entered into an employment agreement with Matthew A. Jones, who served as its Chief Financial Officer. The agreement provided for initial base compensation of $300,000 per year, which provided that it may be increased at the discretion of our Board. Mr. Jones was eligible to receive grants of equity based compensation from us, APL, and other affiliates, which we refer to as the Atlas Entities, and to participate in all employee benefit plans in effect during his period of employment. The agreement provided that any unvested equity compensation will be subject to forfeiture in accordance with the long-term incentive plan of the applicable entity except that, if AEI terminates Mr. Jones’s employment without cause, including his disability, or if Mr. Jones terminates his employment for good reason or in the event of his death, all of his unvested awards will be fully vested.

The agreement had a term of two years. It provided that AEI may terminate the agreement:

•	at any time for cause;

•	without cause upon 90 days’ prior written notice;

•

if Mr. Jones was physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and AEI’s board of directors determines, in good faith based upon medical evidence, that he was unable to perform his duties; or

•	in the event of Mr. Jones’s death.

Mr. Jones had the right to terminate the agreement for good reason, defined as material breach by us of the agreement or a change of control. Mr. Jones must provide notice of a termination by him for good reason within 30 days of the event constituting good reason. AEI then would have 30 days in which to cure and, if it did not do so, Mr. Jones’s employment will terminate 30 days after the end of the cure period. Mr. Jones may also terminate the agreement without good reason upon 30 days’ notice. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Internal Revenue Code.

“Cause” was defined as

•	Mr. Jones’ having committed a demonstrable and material act of fraud;

•	illegal or gross misconduct that is willful and results in damage to the business or reputation of the Atlas Entities;

•	being charged with a felony;

•	continued failure by Mr. Jones to perform his duties after notice other than as a result of physical or mental illness; or

•	Mr. Jones’s failure to follow reasonable written directions consistent with his duties.

“Good reason” was defined as any action or inaction that constitutes a material breach by AEI of the agreement or a change of control.

“Change of control” was defined as:

•

the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of AEI’s voting securities or all or substantially all of AEI’s assets by a single person or entity or group of affiliated persons or entities, other than by a related entity, defined as any of the Atlas Entities or any affiliate of AEI or of Mr. Jones or any member of his immediate family;

•

the consummation of a merger, consolidation, combination, share exchange, division or other reorganization or transaction with an unaffiliated entity, other than a related entity, in which either (a) AEI’s directors immediately before the transaction constitute less than a majority of the board of directors of the surviving entity, unless 1/2 of the surviving entity’s board were AEI’s directors immediately before the transaction and AEI’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) AEI’s voting securities immediately before the transaction represent less than 60% of the combined voting power immediately after the transaction of AEI, the surviving entity or, in the case of a division, each entity resulting from the division;

•

during any period of 24 consecutive calendar months, individuals who were Board members at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election or nomination for the election by AEI’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•

AEI’s stockholders approve a plan of complete liquidation or winding-up, or agreement of sale of all or substantially all of AEI’s assets or all or substantially all of the assets of AEI’s primary subsidiaries other than to a related entity.

The agreement provided the following regarding termination and termination benefits:

•

upon termination of employment due to death, Mr. Jones’s designated beneficiaries would receive a lump sum cash payment within 60 days of the date of death of (a) any unpaid portion of his annual salary earned and not yet paid; (b) an amount representing the incentive compensation earned for the period up to the date of termination computed by assuming that the amount of all such incentive compensation would be equal to the amount that Mr. Jones earned during the prior fiscal year, pro-rated through the date of termination; (c) any accrued but unpaid incentive compensation and vacation pay; and (d) all equity compensation awards would immediately vest.

•

upon termination by us for cause or by Mr. Jones for other than good reason, Mr. Jones would receive only base salary and vacation pay to the extent earned and not paid. Mr. Jones’s equity awards that have vested as of the date of termination would not be subject to forfeiture.

•

upon termination by us other than for cause, including disability, or by Mr. Jones for good reason, he would be entitled to either (a) if Mr. Jones did not sign a release, severance benefits under our then current severance policy, if any, or (b) if Mr. Jones signed a release, (i) a lump sum payment in an amount equal to two years of his average compensation (which was defined as his base salary in effect immediately before termination plus the average of the cash bonuses earned for the three calendar years preceding the year in which the date of terminated occurred), less, in the case of termination by reason of disability, any amounts paid under disability insurance provided by AEI; (ii) monthly reimbursement of any COBRA premium paid Mr. Jones, less the amount Mr. Jones would be required to contribute for health and dental coverage if he were an active employee, for the 24 months following the date of termination, and (iii) automatic vesting of Mr. Jones’s equity awards.

When Mr. Jones’s employment agreement terminated in February 2011, in connection with the Chevron Merger, he received the following, all of which was paid by Chevron: $14,471,906 for the cash-out of the AEI equity he held and $3,400,000 in severance.

2011 Employment Agreement

In November 2011, we entered into an employment agreement with Matthew A. Jones. Under the agreement, Mr. Jones has the title of Senior Vice President and President and Chief Operating Officer of the Exploration and Production Division of the Company. The agreement has an effective date of November 4, 2011 and has an initial term of two years, which automatically ends at the end of such initial two-year term unless we elect to renew the agreement for a subsequent two-year term pursuant to the agreement.

The agreement provides for an initial annual base salary of $280,000. Mr. Jones is entitled to participate in any of our short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior executives generally.

The agreement provides the following benefits in the event of a termination of employment:

•

Upon a termination by us for cause or by Mr. Jones without good reason, he is entitled to receive payment of accrued but unpaid base salary and (to the extent required to be paid under Company policy) amounts of accrued but unpaid vacation, in each through the date of termination (together, the “Accrued Obligations”).

•

Upon a termination of employment due to death or disability (defined as Mr. Jones being physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and the determination by the Board, in good faith based upon medical evidence, that he is unable to perform his duties), all equity awards held by Mr. Jones accelerate and vest in full upon such termination (“Acceleration of Equity Vesting”), and Mr. Jones or his estate is entitled to receive, in addition to payment of all Accrued Obligations, a pro-rata amount in respect of the bonus granted to the executive for the fiscal year in which the termination occurs in an amount equal to the bonus earned by Mr. Jones for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the termination occurs through the date of termination, and the denominator of which is the total number of days in such fiscal year (the “Pro-Rata Bonus”). In addition, in the event of Mr. Jones’s death, his family is entitled to Company-paid health insurance for the one-year period after his death.

•

Upon a termination of employment by the Company without cause (which, for purposes of the “Acceleration of Equity Vesting” includes a non-renewal of the agreement) or by the executive for good reason, Mr. Jones will be entitled to either:

•	if Mr. Jones does not timely execute (or revokes) a release of claims against us, payment of the Accrued Obligations and payment of the Pro-Rata Bonus; or

•	in addition to payment of the Accrued Obligations and payment of the Pro-Rata Bonus, if Mr. Jones timely executes and does not revoke a release of claims against us:

•

a lump-sum cash severance payment in an amount equal to two years of his average compensation (which is the sum of his then-current base salary and the average of the cash bonuses earned for the three calendar years preceding the year in which the termination occurs);

•	healthcare continuation at active employee rates for two years; and

•	Acceleration of Equity Vesting.

“Good reason” is defined under the agreement as:

•	a material reduction in Mr. Jones’ base salary;

•	a demotion from his position;

•

a material reduction in Mr. Jones’ duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and our CEO or the Chairman of the Board is not our CEO or the CEO of the acquiring entity;

•	Mr. Jones is required to relocate to a location more than 35 miles from his previous location; or

•	any material breach of the agreement.

“Cause” is defined as:

•	Mr. Jones has committed any demonstrable and material fraud;

•	illegal or gross misconduct by Mr. Jones that is willful and results in damage to our business or reputation;

•	Mr. Jones is convicted of a felony, or any crime involving fraud or embezzlement;

•	Mr. Jones fails to substantially perform his duties (other than as a result of disability) after written demand and a reasonable opportunity to cure; or

•	Mr. Jones fails to follow reasonable written instructions which are consistent with his duties.

In connection with a change of control of the Company, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Jones will be reduced such that the total payments to the executive which are subject to Section 280G are no greater than the Section 280G “safe harbor amount” if Mr. Jones would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Jones if a termination event had occurred as of December 31, 2011.

Reason for Termination	Lump Sum Severance Payment		Benefits(1)	Accelerated vesting of stock awards and option awards(2)
Death	$1,250,000		$17,255	$4,059,000
Disability	1,250,000		—	4,059,000
Termination by us without cause or by Mr. Jones for good reason	560,000	(3)	34,510	4,059,000

(1)	Dental and medical benefits were calculated using 2011 active employee rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2011. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2011.
(3)	Calculated based on Mr. Jones’s 2011 base salary.

Eugene N. Dubay

2009 Employment Agreement

In January 2009, AEI entered into an employment agreement with Eugene N. Dubay, who currently serves as Senior Vice President of Midstream and President and Chief Executive Officer of Atlas Pipeline GP. Mr. Dubay’s employment agreement terminated in February 2011 in connection with the Chevron Merger, and we entered into a new employment agreement with Mr. Dubay on November 4, 2011. AEI historically allocated all of Mr. Dubay’s compensation cost to APL.

The agreement provided for an initial base salary of $400,000 per year and a bonus of not less than $300,000 for the period ending December 31, 2009. After that, bonuses would be awarded solely at the discretion of AEI’s compensation committee. In addition to reimbursement of reasonable and necessary expenses incurred in carrying out his duties, Mr. Dubay was entitled to reimbursement of up to $40,000 for relocation costs and AEI agreed to purchase his residence in Michigan for $1,000,000. The agreement provided that if Mr. Dubay’s employment was terminated before June 30, 2011 by him without good reason or by AEI for cause, Mr. Dubay must repay an amount equal to the difference between the amount AEI paid for his residence and its fair market value on the date acquired by AEI. Upon execution of the agreement, Mr. Dubay was granted the following equity compensation:

•	Options to purchase 100,000 shares of AEI’s common stock, which vest 25% per year on each anniversary of the effective date of the agreement;

•	Options to purchase 100,000 of APL’s common units, which vest 25% per year on each anniversary of the effective date of the agreement; and

•	Options to purchase 100,000 of our common units, which vest 25% on the third anniversary, and 75% on the fourth anniversary, of the effective date of the agreement.

The agreement had a term of two years and, until notice to the contrary, his term was automatically renewed for one year renewal terms. AEI may terminate the agreement:

•	at any time for cause;

•	without cause upon 45 days’ prior written notice;

•

if he is physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and the Board determines, in good faith based upon medical evidence, that he is unable to perform his duties; or

•	in the event of Mr. Dubay’s death.

Mr. Dubay had the right to terminate the agreement for good reason, including a change of control. Mr. Dubay must provide notice of a termination by him for good reason within 30 days of the event constituting good reason. Termination by Mr. Dubay for good reason was only effective if such failure has not been cured within 90 days after notice is given to AEI. Mr. Dubay could also terminate the agreement without good reason upon 60 days’ notice. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Internal Revenue Code.

“Cause” was defined as:

•	the commitment of a material act of fraud;

•	illegal or gross misconduct that is willful and results in damage to our business or reputation;

•	being charged with a felony;

•	continued failure by Mr. Dubay to perform his duties after notice other than as a result of physical or mental illness; or

•	Mr. Dubay’s failure to follow AEI’s reasonable written directions consistent with his duties.

“Good reason” is defined as any action or inaction that constitutes a material breach by AEI of the agreement or a change of control.

“Change of control” was defined as:

•

the acquisition of beneficial ownership, as defined in the Securities Exchange Act, of 50% or more of AEI’s voting securities or all or substantially all of AEI’s assets by a single person or entity or group of affiliated persons or entities, other than an entity affiliated with AEI or Mr. Dubay or any member of his immediate family;

•

AEI consummates a merger, consolidation, combination, share exchange, division or other reorganization or transaction of AEI other than with a related entity, in which either (a) AEI’s directors immediately before the transaction constitute less than a majority of the board of directors of the surviving entity, unless 1/2 of the surviving entity’s board were AEI directors immediately before the transaction and AEI’s Chief Executive Officer immediately before the transaction continues as the Chief Executive Officer of the surviving entity; or (b) AEI’s voting securities immediately before the transaction represent less than 60% of the combined voting power immediately after the transaction of AEI, the surviving entity or, in the case of a division, each entity resulting from the division;

•

during any period of 24 consecutive calendar months, individuals who were AEI board members at the beginning of the period cease for any reason to constitute a majority of AEI’s board, unless the election or nomination for the election by AEI’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period; or

•

AEI’s shareholders approve a plan of complete liquidation or winding-up, or agreement of sale of all or substantially all of AEI’s assets or all or substantially all of the assets of its primary subsidiaries other than to a related entity.

The agreement provided the following regarding termination and termination benefits:

•

Upon termination of employment due to death, Mr. Dubay’s designated beneficiaries will receive a lump sum cash payment within 60 days of the date of death of (a) any unpaid portion of his annual salary earned and not yet paid, (b) an amount representing the incentive compensation earned for the period up to the date of termination computed by assuming that all such incentive compensation would be equal to the amount of incentive compensation Mr. Dubay earned during the prior fiscal year, pro-rated through the date of termination; and (c) any accrued but unpaid incentive compensation and vacation pay.

•

Upon termination of employment by AEI other than for cause, including disability, or by Mr. Dubay for good reason, if Mr. Dubay executes and does not revoke a release, Mr. Dubay will receive (a) pro-rated cash incentive compensation for the year of termination, based on actual performance for the year; and (b) monthly severance pay for the remainder of the employment term in an amount equal to 1/12 of (x) his annual base salary and (y) the annual amount of cash incentive compensation paid to Mr. Dubay for the fiscal year prior to his year of termination; (c) monthly reimbursements of any COBRA premium paid by Mr. Dubay, less the monthly premium charge paid by employees for such coverage; and (d) automatic vesting of all equity awards.

•	Upon Mr. Dubay’s termination from employment by AEI for cause or by Mr. Dubay for any reason other than good reason, Mr. Dubay will receive his accrued but unpaid base salary.

Mr. Dubay is also subject to a non-solicitation covenant for two years after any termination of employment and, in the event his employment is terminated by AEI for cause, or terminated by him for any reason other than good reason, a non-competition covenant not to engage in any natural gas pipeline and/or processing business in the continental United States for 18 months.

Termination amounts will not be paid until 6 months after the termination date, if such delay is required by Section 409A. When Mr. Dubay’s employment agreement terminated in February 2011, in connection with the Chevron Merger, he received the following, all of which was paid by Chevron: $4,182,865 for the cash-out of the AEI equity he held and $879,712 in severance.

2011 Employment Agreement

On November 4, 2011, we entered into an employment agreement with Mr. Dubay. Under the agreement, Mr. Dubay has the title of Senior Vice-President of our Midstream Operations division. The agreement has an effective date of November 4, 2011 and has an initial term of two years, which automatically renews for successive one-year terms unless earlier terminated pursuant to the termination provisions of the agreement.

The agreement provides for an initial annual base salary of $500,000, and Mr. Dubay is entitled to participate in any short-term and long-term incentive programs and health and welfare plans and receive perquisites and reimbursement of business expenses, in each case as provided by us for our senior executives generally.

The agreement provides the following benefits in the event of a termination of Mr. Dubay’s employment:

•

Upon a termination by us for cause or by Mr. Dubay without good reason, he is entitled to receive payment of accrued but unpaid base salary and (to the extent required to be paid under company policy) amounts of accrued but unpaid vacation, in each case through the date of termination (together, the “Accrued Obligations”).

•

Upon a termination of employment due to death or disability (defined as Mr. Dubay being physically or mentally disabled for 180 days in the aggregate or 90 consecutive days during any 365-day period and the determination by the Board, in good faith based upon medical evidence, that he is unable to perform his duties), all equity awards held by Mr. Dubay accelerate and vest in full upon such termination (“Acceleration of Equity Vesting”), and Mr. Dubay or his estate is entitled to receive, in addition to payment of all Accrued Obligations, an amount equal to the bonus earned by him for the prior fiscal year multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which his termination occurs through the date of termination, and the denominator of which is the total number of days in such fiscal year (the “Pro-Rata Bonus”).

•

Upon a termination of employment by us without cause (which, for purposes of the “Acceleration of Equity Vesting” includes a non-renewal of the agreement) or by Mr. Dubay for good reason, he is entitled to either:

•	if he does not timely execute (or revokes) a release of claims against us, payment of the Accrued Obligations; or

•	in addition to payment of the Accrued Obligations, if he timely executes and does not revoke a release of claims against us:

•

monthly cash severance installments each in an amount equal to one-twelfth of the sum of his then-current (i) annual base salary and (ii) the annual cash incentive bonus earned by him in respect of the fiscal year preceding the fiscal year in which his termination of employment occurs for the portion of the employment term remaining after the date of termination, payable for the then-remaining portion of the employment term (taking into account any applicable renewal term) assuming his termination had not occurred,

•	healthcare continuation at active employee rates for the then-remaining portion of the employment term (taking into account any applicable renewal term) assuming his termination had not occurred,

•

a prorated amount in respect of the bonus granted to him in respect of the fiscal year in which his termination of employment occurs based on actual performance for such year, calculated as the product of (x) the amount which would have been earned in respect of the award based on actual performance measured at the end of such fiscal year and (y) a fraction, the numerator of which is the number of days in such fiscal year through the date of termination, and the denominator of which is the total number of days in such fiscal year, paid in a lump sum in cash on the date payment would otherwise be made had he remained employed by the Company, and

•	Acceleration of Equity Vesting.

“Good reason” is defined under the agreement as:

•	a material reduction in Mr. Dubay’s base salary;

•	a demotion from his position;

•

a material reduction in Mr. Dubay’s duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and our CEO or the Chairman of the Board is not our CEO or the CEO of the acquiring entity;

•	Mr. Dubay is required to relocate to a location more than 35 miles from his previous location; or

•	any material breach of the agreement.

“Cause” is defined as:

•	Mr. Dubay has committed any demonstrable and material fraud;

•	illegal or gross misconduct by Mr. Dubay that is willful and results in damage to our business or reputation;

•	Mr. Dubay is charged with a felony;

•	Mr. Dubay fails to substantially perform his duties (other than as a result of disability) after written demand and a reasonable opportunity to cure; or

•	Mr. Dubay fails to follow reasonable written instructions which are consistent with his duties.

In connection with a change of control of the Company, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Dubay will be reduced such that the total payments to him which are subject to Section 280G are no greater than the Section 280G “safe harbor amount” if he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Dubay if a termination event had occurred as of December 31, 2011.

Reason for Termination	Lump Sum Severance Payment		Benefits(1)	Accelerated vesting of stock awards and option awards(2)
Death	$—		$—	$2,151,000
Disability	—		—	2,151,000
Termination by us without cause or by Mr. Dubay for good reason	1,916,667	(3)	31,634	2,151,000

(1)	Dental and medical benefits were calculated using 2011 active employee rates.
(2)	Represents the value of unexercisable option and unvested unit awards disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table.” The payments relating to option awards are calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of the applicable units on December 31, 2011. The payments relating to awards are calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2011.
(3)	Calculated based on Mr. Dubay’s 2011 base salary plus applicable bonus. Payment would be made in monthly installments for the remaining term of Mr. Dubay’s employment agreement.

Eric T. Kalamaras

In September 2009, AEI entered into a letter agreement with Eric Kalamaras, who served as our Chief Financial Officer until February 2011 and served as the Chief Financial Officer of Atlas Pipeline GP until his resignation in October 2011. AEI historically allocated all of Mr. Kalamaras’ compensation cost to APL.

The agreement provided for an annual base salary of $250,000, a one-time cash signing bonus of $80,000 and a one-time award of 50,000 equity-indexed bonus units which entitled Mr. Kalamaras, upon vesting, to receive a cash payment equal to the fair market value of our common units. Mr. Kalamaras exchanged the bonus units for phantom units, effective June 1, 2010, in connection with the approval of the 2010 APL Plan, which vest 25% per year.

Mr. Kalamaras was also eligible for discretionary annual bonus compensation in an amount not to exceed 100% of his annual base salary and participation in all employee benefit plans in effect during his employment. The agreement provided that Mr. Kalamaras would serve as an at-will employee.

The agreement provided the following regarding termination and termination benefits:

•	AEI may terminate Mr. Kalamaras’ employment for any reason upon 30 days prior written notice, or immediately for cause.

•	Mr. Kalamaras may terminate his employment for any reason upon 60 days prior written notice.

•	Upon termination of employment for any reason, Mr. Kalamaras will receive his accrued but unpaid annual base salary through his date of termination and any accrued and unpaid vacation pay.

“Cause” is defined as having

•	committed an act of malfeasance or wrongdoing affecting the company or its affiliates;

•	breached any confidentiality, non-solicitation or non-competition covenant or employment agreement; or

•	otherwise engaged in conduct that would warrant discharge from employment or service because of his negative effect on the company or its affiliates.

Mr. Kalamaras is also subject to a confidentiality and non-solicitation agreement for 12 months after any termination of employment. Termination amounts will not be paid until six months after the termination date, if such delay is required by Section 409A of the Internal Revenue Code.

Upon Mr. Kalamaras’s resignation in October 2011, he did not receive any payments other than accrued and unpaid vacation pay of $29,500. In addition, he forfeited all unvested equity awards.

Long-Term Incentive Plans

Our 2006 Plan

Our 2006 Plan provides equity incentive awards to officers, employees and Board members and employees of our General Partner and its affiliates, consultants and joint-venture partners who perform services for us. Our 2006 Plan is administered by the Board or the board of an affiliate appointed by the Board (the “Committee”). The Committee may grant awards of either phantom units or unit options for an aggregate of 2,100,000 common limited partner units. Pursuant to the employee matters agreement we entered into in connection with the AHD Transactions, we amended our 2006 Plan to provide that outstanding awards granted under the 2006 Plan did not vest in connection with the Chevron Merger and the AHD Transactions pursuant to the terms and conditions of the 2006 Plan.

Partnership Phantom Units. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit. Beginning with the fiscal year 2010, non-employee directors receive an annual grant of phantom units having a fair market value of $25,000, which upon vesting entitles the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. The phantom units vest over four years. In tandem with phantom unit grants, the Committee may grant a DER. The Committee determines the vesting period for phantom units. Phantom units granted under our Plan generally vest 25% on the third anniversary of the date of grant, with the remaining 75% vesting on the fourth anniversary of the date of grant, except non-employee director grants vest 25% per year.

Partnership Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the Committee on the date of grant of the option. The Committee determines the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Unit options granted generally will vest 25% on the third anniversary of the date of grant, with the remaining 75% vesting on the fourth anniversary of the date of grant.

Our 2010 Plan

Our 2010 Plan provides equity incentive awards to officers, employees and Board members and employees of our General Partner and its affiliates, consultants and joint-venture partners who perform services for us. Our 2010 Plan is administered by the Committee and the Committee may grant awards of either phantom units, unit options or restricted units for an aggregate of 5,300,000 common limited partner units.

Partnership Phantom Units. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit. Beginning in fiscal year 2010, non-employee directors receive an annual grant of phantom units having a market value of $25,000, which, upon vesting, entitle the grantee to receive the equivalent number of common units or the cash equivalent to the fair market value of the units. The phantom units vest over four years. In tandem with phantom unit grants, the Committee may grant a DER. The Committee determines the vesting period for phantom units.

Partnership Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the Committee on the date of grant of the option. The Committee determines the vesting and exercise period for unit options.

Partnership Restricted Units. A restricted unit is a common unit issued that entitles a participant to receive it upon vesting of the restricted unit. Prior to or upon grant of an award of restricted units, the Committee will condition the vesting or transferability of the restricted units upon continued service, the attainment of performance goals or both.

Upon a change in control, as defined in the 2010 Plan, all unvested awards held by directors will immediately vest in full. In the case of awards held by eligible employees, upon the eligible employee’s termination of employment without “cause”, as defined in the 2010 Plan, or upon any other type of termination specified in the eligible employee’s applicable award agreement(s), in any case following a change in control, any unvested award will immediately vest in full and, in the case of options, become exercisable for the one-year period following the date of termination of employment, but in any case not later than the end of the original term of the option.

Adjustments to Awards under Our Plans

On March 13, 2012, we completed our previously announced distribution of approximately 5.24 million ARP common units to our unitholders, which common units represent an approximately 19.6% limited partner interest in ARP (the “Distribution”). The Compensation Committee determined that the Distribution qualifies as the type of event necessitating an adjustment to the outstanding options and phantom units issued pursuant to our Plans. Accordingly, on March 13, 2012, the exercise price and the number of options outstanding were adjusted in order to maintain the aggregate pre-adjustment difference between the market value of the units subject to the option and the option exercise price. The number of phantom units outstanding was also adjusted to maintain the awards’ pre-adjustment values. All other terms of the awards remained unchanged.

APL Plans

The APL 2004 Long-Term Incentive Plan (the “2004 APL Plan”) and the 2010 Long-Term Incentive Plan, which was modified in April 2011 (the “2010 APL Plan” and collectively with the 2004 APL Plan the “APL Plans”) provide incentive awards to officers, employees and non-employee managers of Atlas Pipeline GP and officers and employees of its affiliates, consultants and joint venture partners who perform services for APL or in furtherance of its business. The APL Plans are administered by Atlas Pipeline GP’s managing board or the board of an affiliate appointed by it (the “APL Committee”). Under the APL Plans, the APL Committee may make awards of either phantom units or options covering an aggregate of 435,000 common units under the 2004 APL Plan and 3,000,000 common units under the 2010 APL Plan.

APL Phantom Units. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit. In addition, the APL Committee may grant a participant the right, which is referred to as a DER, to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions are made on an APL common unit during the period the phantom unit is outstanding.

APL Unit Options. An option entitles the grantee to purchase APL common units at an exercise price determined by the APL Committee, which may be less than, equal to or more than the fair market value of APL common units on the date of grant. The APL Committee will also have discretion to determine how the exercise price may be paid.

Except for phantom units awarded to non-employee managers of Atlas Pipeline GP, the APL Committee will determine the vesting period for phantom units and the exercise period for options. Phantom units awarded to non-employee managers will generally vest over a 4-year period at the rate of 25% per year. Both types of awards will automatically vest upon a change of control, as defined in the APL Plans.

2011 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Exercisable		Unexercisable		Option Exercise price ($)	Option Expiration Date	Number of Units that have not Vested (#)		Market Value of Units that have not Vested ($)
Edward E. Cohen	500,000 —	(1)	— 700,000	(2)	22.56 22.23	11/10/2016 3/25/2021	— 300,000	(3)	— 7,290,000

Eugene N. Dubay	48,614 —	(1)	— 100,000	(4)	3.24 22.23	1/15/2019 3/25/2021	— 80,000	(5)	— 1,944,000

Sean P. McGrath	15,000 — —	(1)	— — 35,000	(7)	22.56 N/A 22.23	11/10/2016 N/A 3/25/2021	— 250 30,000	(6) (8)	— 9,288 729,000

Eric Kalamaras	—		—		N/A	N/A	—		—

Jonathan Z. Cohen	200,000	(1)	—		22.56	11/10/2016	—		—
	—		500,000	(9)	22.23	3/25/2021	250,000	(10)	6,075,000

Matthew A. Jones	100,000 —	(1)	— 200,000	(11)	22.56 22.23	11/10/2016 3/25/2021	— 150,000	(12)	— 3,645,000

Freddie M. Kotek	— —		70,000 —	(13)	22.23 N/A	3/25/2021 N/A	30,000 20,000	(14) (15)	729,000 486,000

(1)	Represents options to purchase our units.
(2)	Represents options to purchase our units, which vest as follows: 3/25/2014—175,000 and 3/25/2015—525,000.
(3)	Represents our phantom units, which vests as follows: 3/25/2014—75,000 and 3/25/2015—225,000.
(4)	Represents options to purchase our units, which vest as follows: 3/25/2014—25,000 and 3/25/2015—75,000.
(5)	Represents our phantom units, which vests as follows: 3/25/2014—20,000 and 3/25/2015—60,000.
(6)	Represents APL phantom units, which vests on 2/13/2012.
(7)	Represents options to purchase our units, which vest as follows: 3/25/2014—8,750 and 3/25/2015—26,250.
(8)	Represents our phantom units, which vests as follows: 3/25/2014—7,500 and 3/25/2015—22,500.
(9)	Represents options to purchase our units, which vest as follows: 3/25/2014—125,000 and 3/25/2015—375,000.

(10)	Represents our phantom units, which vest as follows: 3/25/2014—62,500 and 3/25/2015—187,500.
(11)	Represents options to purchase our units, which vest as follows: 3/25/2014—50,000 and 3/25/2015—150,000.
(12)	Represents our phantom units, which vests as follows: 3/25/2014—37,500 and 3/25/2015—112,500.
(13)	Represents options to purchase our units, which vest as follows: 3/25/2014—17,500 and 3/25/2015—52,500.
(14)	Represents our phantom units, which vests as follows: 3/25/2014—7,500 and 3/25/2015—22,500.
(15)	Represents our phantom units, which vest as follows: 4/27/2014—5,000 and 4/27/2015—15,000.

2011 Option Exercises and Units Vested Table

	Option Awards				Unit Awards				Total Value ($)
Name	Number of Units Acquired on Exercise		Value Realized on Exercise ($)	Value from Cash Payout ($)	Number of Units Acquired on Vesting		Value Realized on Vesting ($)	Value from Cash Payout ($)
Edward E. Cohen	—	(1)	—	57,398,850	195,514	(2)	2,729,066	2,955,731	63,083,647
Eugene N. Dubay	126,386	(3)	2,686,579	3,591,750	79,553	(4)	2,253,781	591,116	9,123,226
Sean P. McGrath	—	(5)	—	903,051	8,950		128,017	—	1,031,068
Eric Kalamaras	—	(6)	—	316,350	22,000		752,125	—	1,068,475
Jonathan Z. Cohen	—	(7)	—	34,473,307	104,211	(8)	1,457,148	2,364,576	38,295,031
Matthew A. Jones	—	(9)	—	13,526,060	24,284	(10)	340,819	945,846	14,812,725
Freddie M. Kotek	—	(11)	—	8,094,560	21,703	(12)	303,782	591,116	8,989,458

(1)	Pursuant to the terms of the Chevron Merger agreement, 2,112,500 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration less the exercise price, which amount is shown in the “Value from Cash Payout” column.
(2)	Does not include 77,274 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(3)	Pursuant to the terms of the Chevron Merger agreement, 145,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration less the exercise price, which amount is shown in the “Value from Cash Payout” column.
(4)	Does not include 15,454 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(5)	Pursuant to the terms of the Chevron Merger agreement, 47,050 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration less the exercise price, which amount is shown in the “Value from Cash Payout” column.
(6)	Pursuant to the terms of the Chevron Merger agreement, 19,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration less the exercise price, which amount is shown in the “Value from Cash Payout” column.
(7)	Pursuant to the terms of the Chevron Merger agreement, 1,322,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration less the exercise price, which amount is shown in the “Value from Cash Payout” column.
(8)	Does not include 61,819 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(9)

Pursuant to the terms of the Chevron Merger agreement, 518,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration less the exercise price, which amount is shown in the “Value from Cash Payout” column.

(10)	Does not include 24,728 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.
(11)	Pursuant to the terms of the Chevron Merger agreement, 323,000 AEI options were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration less the exercise price, which amount is shown in the “Value from Cash Payout” column.
(12)	Does not include 15,454 units that, pursuant to the terms of the Chevron Merger agreement, were cancelled before the effective time of the Chevron Merger and converted into a right to receive the merger consideration, which amount is shown in the “Value from Cash Payout” column.

2011 Non-Qualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)		Registrant Contributions in the Last FY ($)		Aggregate Earnings in the Last FY ($)	Aggregate Balance at Last FYE ($)
Edward E. Cohen	350,000	(1)	350,000	(3)	561	700,561
Jonathan Z. Cohen	250,000	(2)	250,000	(4)	400	500,400

(1)	This amount is included within the Summary Compensation Table for 2011 reflecting $70,000 in the salary column and $280,000 in the non-equity incentive plan compensation column.
(2)	This amount is included within the Summary Compensation Table for 2011 reflecting $50,000 in the salary column and $200,000 in the non-equity incentive plan compensation column.
(3)	This amount is included within the Summary Compensation Table for 2011 reflecting our $350,000 matching contribution in the All Other Compensation column.
(4)	This amount is included within the Summary Compensation Table for 2011 reflecting our $250,000 matching contribution in the All Other Compensation column.

Effective July 1, 2011, we established the Excess 401(k) Plan, an unfunded nonqualified deferred compensation plan for certain highly compensated employees. The Excess 401(k) Plan provides Messrs. E. and J. Cohen, the plan’s current participants, with the opportunity to defer, annually, the receipt of a portion of their compensation, and to permit them to designate investment indices for the purpose of crediting earnings and losses on any amounts deferred under the Excess 401(k) Plan. Messrs. E. and J. Cohen may defer up to 10% of their total annual cash compensation (which means base salary and non-performance-based bonus) and up to all performance-based bonuses, and we are obligated to match such deferrals on a dollar-for-dollar basis (i.e., 100% of the deferral) up to a total of 50% of their base salary for any calendar year. The account is invested in a mutual fund and cash balances are invested daily in a money market account. We established a “rabbi” trust to serve as the funding vehicle for the Excess 401(k) Plan and we will, not later than the last day of the first month of each calendar quarter, make contributions to the trust in the amount of the compensation deferred, along with the corresponding match, during the preceding calendar quarter. Notwithstanding the establishment of the rabbi trust, our obligation to pay the amounts due under the Excess 401(k) Plan constitutes a general, unsecured obligation, payable out of our general assets, and Messrs. E. and J. Cohen do not have any rights to any specific asset of the company.

The Excess 401(k) Plan has the following additional provisions:

•

At the time the participant makes his deferral election with respect to any year, he must specify the date or dates (but not more than two) on which distributions will start, which date may be upon termination of employment or a date that is at least three years after the year in which the amount deferred would otherwise have been earned. A participant may subsequently defer a specified payment date for a minimum of an additional five years from the previously elected payment date. If the participant fails to make an election, all amounts will be distributable upon the termination of employment.

•	Distributions will be made earlier in the event of death, disability or a termination of employment due to a change of control.

•

If the participant elects to receive all or a portion of his distribution upon the termination of employment, it will be paid in a lump sum. Otherwise, the participant may elect to receive a lump sum payment or equal installments over not more than 10 years.

•

A participant may request a distribution of all or part of his account in the event of an unforeseen financial emergency. An unforeseen financial emergency is a severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the participant, or, a sudden and unexpected illness or accident of a dependent, or loss of the participant’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the participant. An unforeseen financial emergency is not deemed to exist to the extent it is or may be relieved through reimbursement or compensation by insurance or otherwise; by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship; by cessation of deferrals under the plan; or by liquidation of the participant’s other assets (including assets of the participant’s spouse and minor children that are reasonably available to the participant) to the extent that this liquidation would not itself cause severe financial hardship.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		All Other Compensation ($)(1)	Total ($)
Carlton M. Arrendell	43,333	49,989	(2)	1,790	95,112
William R. Bagnell	6,667	13,293	(3)	218	20,178
Mark C. Biderman	43,333	49,989	(2)	1,790	95,112
Dennis A. Holtz	47,667	49,989	(2)	1,790	99,445
William Karis	54,333	49,979	(4)	2,993	107,305
Jeffrey C. Key	6,667	—		327	6,994
Harvey Magarick	60,667	49,979	(4)	2,993	113,638
Ellen F. Warren	52,000	49,989	(2)	1,790	103,779

(1)	Represents DERs for phantom units.
(2)	For Messrs. Arrendell, Biderman, Holtz and Ms. Warren, represents 3,140 phantom units granted under our Plans, having a grant date fair value of $15.92. The phantom units vest 25% on the anniversary of the date of grant as follows: 2/17/12—785, 2/17/13—785, 2/17/14—785 and 2/17/15—785.
(3)	Represents 835 phantom units as a make-up grant for the underpayment of a 2009 phantom unit grant, having a grant date fair value of $15.92, granted under our 2006 Plan. The phantom units vested on 2/17/11, upon Mr. Bagnell’s departure.
(4)	For Messrs. Karis and Magarick, represents 2,145 phantom units granted under our Plans, having a grant date fair value of $23.30. The phantom units vest 25% on the anniversary of the date of grant as follows: 11/10/12—536, 11/10/13—536, 11/10/14—536 and 11/10/15—536.

Director Compensation

Our General Partner does not pay additional remuneration to officers or employees who also serve as Board members. In 2011, the annual retainer for non-employee directors was comprised of an annual retainer of $50,000 in cash and an annual grant of phantom units with DERs issued under our Plans having a fair market value of $50,000. The new non-employee directors received a pro-rated portion of the cash retainer reflecting their mid-February appointment to the Board. Chairs of the Compensation Committee and Audit Committee receive an additional retainer of $10,000, and chairs of the Nominating and Governance Committee and the Investment Committee receive an additional retainer of $5,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and Board members of our General Partner and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all such reports.

Based solely upon our review of reports received by us, or representations from certain reporting persons that no filings were required for those persons, we believe that during fiscal year 2011 our General Partner’s executive officers and directors and persons who beneficially owned more than 10% of our common units complied with all applicable filing requirements except Ms. Warren and Messrs. Biderman, Holtz and Arrendell each inadvertently filed one Form 4 late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective as of April 30, 2009, our General Partner adopted a written policy governing related party transactions. For purposes of this policy, a related party includes: (i) any executive officer, director or director nominee; (ii) any person known to be a beneficial owner of 5% or more of our common units; (iii) an immediate family member of any person included in clauses (i) and (ii) (which, by definition, includes, a person’s spouse, parents, and parents in law, step parents, children, children in law and step children, siblings and brothers and sisters in law and anyone residing in that person’s home); and (iv) any firm, corporation or other entity in which any person included in clauses (i) through (iii) above is employed as an executive officer, is a director, partner, principal or occupies a similar position or in which that person owns a 5% or more beneficial interest. With certain exceptions outlined below, any transaction between us and a related party that is anticipated to exceed $120,000 in any calendar year must be approved, in advance, by the disinterested members of the Board. If approval in advance is not feasible, the related party transaction must be ratified by the disinterested directors. In approving a related party transaction the disinterested directors will take into account, in addition to such other factors as they deem appropriate, the extent of the related party’s interest in the transaction and whether the transaction is no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances.

The following related party transactions are pre-approved under the policy: (i) employment of an executive officer to perform services on our behalf (or on behalf of one of our subsidiaries); (ii) compensation paid to directors for serving on the Board or any committee thereof; (iii) transactions where the related party’s interest arises solely as a holder of our common units and such interest is proportional to all other owners of common units or a transaction (e.g., participation in health plans) that are available to all employees generally; (iv) a transaction at another company where the related party is only an employee (and not an executive officer), director or beneficial owner of less than 10% of such company’s shares and the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that firm’s total annual revenues; and (v) any charitable contribution, grant or endowment by us or our General Partner to a charitable organization, foundation or university at which the related party’s only relationship is an employee (other than an executive officer) or director or similar capacity, if the aggregate amount involved does not exceed the greater of $5,000 or 2% of that organization’s total receipts.

ARP Distribution. On March 13, 2012, we completed the Distribution. As our unitholders, the directors and executive officers of our General Partner also received ARP units in the Distribution as follows: E. Cohen-149,395; J. Cohen-136,849; M. Jones-3,273; S. McGrath-1,070; F. Kotek-1,700; J. Slotterback-31; and L. Washington-366.

Chevron Merger. Aside from their interests as AEI stockholders generally, some of the officers of our General Partner had material interests in the Chevron Merger because of employment agreements that they had with AEI and/or because of equity awards they had received. The Chevron Merger constituted a “change in control” and termination without cause under the employment agreements, and resulted in cash payments, and accelerated vesting of equity awards granted by us, AEI and APL, to Messrs. E. Cohen, J. Cohen, Dubay and Jones as well as continuation of certain benefits. The merger was also a “change in control” under AEI’s equity compensation plans and resulted in accelerated vesting and cashing-out of vested and unvested awards under the plans, affecting awards granted to Messrs. McGrath, Kalamaras and Kotek and Ms. Washington (in addition to those granted to Messrs. E. Cohen, J. Cohen, Dubay and Jones). In addition, we awarded Messrs. E. Cohen, J. Cohen and Jones cash bonuses shortly after the closing of the Chevron Merger. For more information about amounts paid as a result of the Chevron Merger, see “Executive Compensation – Annual and Transaction Incentives” and “— Employment Agreements and Potential Payments Upon Termination or Change of Control.”

Because of the interests in the Chevron Merger transactions set forth above, it was determined that each of Messrs. E. Cohen, J. Cohen, Dubay and Jones were related persons with respect to those transactions. Accordingly, none of them participated in the approval of the transaction on our or APL’s behalf.

In the ordinary course of our business operations, we and our affiliates have ongoing relationships with several related entities:

Relationship with Drilling Partnerships. We conduct certain activities through, and a substantial portion of our revenues are attributable to, energy limited partnerships. ARP’s wholly-owned subsidiary serves as general partner of these partnerships and assumes customary rights and obligations for them. As the general partner, ARP’s subsidiary is liable for the partnerships’ liabilities and can be liable to limited partners if it breaches its responsibilities with respect to the operations of the partnerships. ARP’s subsidiary is entitled to receive management fees, reimbursement for administrative costs incurred, and to share in the partnerships’ revenue, and costs and expenses according to the respective partnership agreements.

Relationship with Resource America. We have the following agreement with Resource America, the former parent of AEI, for which Edward E. Cohen, our General Partner’s Chief Executive Officer and President, serves as Chairman and is a greater than 10% shareholder, and Jonathan Z. Cohen, our Executive Chairman, serves as Chief Executive Officer and President.

Transition Services Agreement

In connection with AEI’s initial public offering, it entered into a transition services agreement with Resource America which governs the provision support services between us, such as:

•	cash management and debt service administration;

•	accounting and tax;

•	investor relations;

•	payroll and human resources administration;

•	legal;

•	information technology;

•	data processing;

•	real estate management; and

•	other general administrative functions.

We and Resource America will pay each other a fee for these services equal to their fair market value. The fee is payable monthly in arrears, 15 days after the close of each month. We have also agreed to pay or reimburse each other for any out-of-pocket payments, costs and expenses associated with these services. During fiscal 2011, we reimbursed Resource America $0.8 million pursuant to this agreement. Certain operating expenditures totaling $0.1 million that remain to be settled between are reflected in our consolidated balance sheets as accounts payable.

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

Except as hereinabove stated, all units represented by valid proxies received will be voted in accordance with the provisions of the proxy.

UNITHOLDERS SHARING AN ADDRESS

Unitholders sharing an address with another unitholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such unitholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call to request a separate copy of these materials from: Investor Relations, Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275; telephone number (877) 280-2857. We will promptly deliver a copy of the requested materials.

Similarly, unitholders sharing an address with another unitholder who have received multiple copies of our proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

ANNUAL REPORT ON FORM 10-K

Our 2011 Annual Report to Unitholders including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2011, is being sent to unitholders of record as of March 30, 2012 with this proxy statement. Unitholders of record as of March 30, 2012, and beneficial owners of our common units on that date, may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request therefor in writing. We will also furnish any exhibit to this Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at our Pittsburgh address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of our common units on March 30, 2012.

UNITHOLDER PROPOSALS OR DIRECTOR NOMINATIONS

Rule 14a-8 of the Securities Exchange Act establishes the eligibility requirements and the procedures that must be followed for an equity holder’s proposal or director nomination to be included in a public company’s proxy materials. Under the rule, proposals or director nominations submitted for inclusion in our 2013 proxy materials must be received by us at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275, Attention: Secretary, on or before December 4, 2012. Proposals must comply with all the requirements of Rule 14a-8.

A unitholder who wishes to present a matter for action or to present one or more directors for nomination at our 2013 annual meeting, but does not want to include it in our proxy materials, must deliver to our Secretary during the time period beginning on December 27, 2012 and ending on January 26, 2013, a notice containing the information required by the advance notice and other provisions of the Partnership Agreement, including the name of any person(s) to be nominated. See pages 15-17 for a summary of the notice requirements. A copy of the Partnership Agreement may be obtained by directing a written request to us at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275, Attention: Secretary.

ATLAS ENERGY, L.P.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER

OF ATLAS ENERGY, L.P.

The undersigned hereby constitutes and appoints Edward E. Cohen and Matthew A. Jones, or either of them, as and for the undersigned’s proxies, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or either of them, to vote all of the common units of Atlas Energy, L.P. held of record by the undersigned on March 30, 2012 at the Annual Meeting of Unitholders of Atlas Energy, L.P. to be held Thursday, April 26, 2012 and at any and all adjournments thereof as follows:

(Continued and to be signed on the reverse side.)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.        ELECTION OF CLASS I DIRECTORS: The nominees for Class I directors:

Nominees:

☐ Dennis A. Holtz

☐ William G. Karis

☐ Harvey G. Magarick

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT: (See instructions below)

Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ¢

2.        RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE PARTNERSHIP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.        APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS INCLUDING OUR COMPENSATION PRACTICES AND PRINCIPLES AND THEIR IMPLEMENTATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.        FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION. *PLEASE SELECT ONLY ONE OPTION*

☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

5.        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed, FOR proposals 2 and 3 and 3 YEARS for proposal 4.

The undersigned hereby acknowledges receipt of the Atlas Energy, L.P. Annual Report to Unitholders, Notice of the Atlas Energy, L.P. Annual Meeting and the Proxy Statement relating thereto. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark “X” here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate ☐

your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Date:

Signature of unitholder

Signature of unitholder

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF UNITHOLDERS OF

ATLAS ENERGY, L.P.

April 26, 2012

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on April 26, 2012:

The proxy statement and our 2011 Annual Report are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=197317&p=irol-reportsAnnual